Exhibit 4.1

CONFORMED COPY

METTLER‑TOLEDO INTERNATIONAL INC.
$50,000,000 3.67% Series 2012-A Senior Notes
due December 17, 2022
________________
NOTE PURCHASE AGREEMENT
________________

Dated as of October 10, 2012

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

ATTACHMENTS TO THE NOTE PURCHASE AGREEMENT:

SCHEDULE A	-	Information Relating to Purchasers

SCHEDULE B	-	Defined Terms

Schedule 5.3	-	Disclosure Materials

Schedule 5.4	-	Subsidiaries of the Company, Ownership of Subsidiary Stock

Schedule 5.5	-	Financial Statements

Schedule 5.15	-	Existing Indebtedness; Future Liens

Schedule 10.4	-	Existing Liens

Exhibit 1	-	Form of 3.67% Series 2012-A Senior Notes due December 17, 2022

Exhibit 4.4(a)	-	Form of Opinion of Special Counsel to the Company

Exhibit 4.4(b)	-	Form of Opinion of Special Counsel to the Purchasers

Exhibit S	-	Form of Supplement

-i-

Mettler-Toledo International Inc.
1900 Polaris Parkway
Columbus, OH 43240

$50,000,000 3.67% Series 2012-A Senior Notes due December 17, 2022
Dated as of
October 10, 2012

To the Purchasers listed in
the attached Schedule A:

Ladies and Gentlemen:
Mettler-Toledo International Inc., a Delaware corporation (the “Company”), agrees with each of the Purchasers as follows:

SECTION 1.	Authorization of Notes.

The Company will authorize the issue and sale of $50,000,000 aggregate principal amount of its 3.67% Series 2012-A Senior Notes due December 17, 2022 (the “Series 2012-A Notes”). The Series 2012-A Notes together with each Series of Additional Notes which may from time to time be issued pursuant to the provisions of Section 2.2 are collectively referred to herein as the “Notes” (such term shall also include any such notes issued in substitution therefor pursuant to Section 13). The Series 2012-A Notes shall be substantially in the form set out in Exhibit 1 with such changes therefrom, if any, as may be approved by the Purchasers and the Company. Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

SECTION 2.	Sale and Purchase of Series 2012-A Notes; Additional Series of Notes.

Section 2.1    Series 2012-A. Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, on the Closing Date provided for in Section 3, the Series 2012-A Notes in the principal amount specified opposite such Purchaser's name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers' obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non‑performance of any obligation by any other Purchaser hereunder.

Section 2.2    Additional Series of Notes.

(a)The Company may, from time to time, in its sole discretion but subject to the terms hereof, issue and sell one or more additional Series of its unsecured promissory notes under the provisions of this Agreement pursuant to a supplement (a “Supplement”) substantially in the form of Exhibit S, provided that the aggregate principal amount of Notes of all Series issued pursuant to this Agreement and all Supplements entered into in accordance with the terms of this Section 2.2 shall not exceed $600,000,000.

(b)Each additional Series of Notes (the “Additional Notes”) issued pursuant to a Supplement shall be subject to the following terms and conditions:

(1)each Series of Additional Notes, when so issued, shall be differentiated from all previous Series by sequential alphabetical designation inscribed thereon;

(2)Additional Notes of the same Series may consist of more than one different and separate tranches and may differ with respect to outstanding principal amounts, maturity dates, interest rates and premiums, if any, and price and terms of redemption or payment prior to maturity, but all such different and separate tranches of the same Series shall, if and to the extent this Agreement requires or permits voting by Series, vote as a single class and constitute one Series;

(3)each Series of Additional Notes shall be dated the date of issue, bear interest at such rate or rates, mature on such date or dates, be subject to such put rights and mandatory and optional prepayment on the dates and at the premiums, if any, have such additional or different conditions precedent to closing, such representations and warranties and such additional covenants and defaults as shall be specified in the Supplement under which such Additional Notes are issued and upon execution of any such Supplement, this Agreement shall be deemed amended (i) to reflect such additional put rights, covenants and defaults without further action on the part of the holders of Notes outstanding under this Agreement, provided, that any such additional put rights, covenants and defaults shall inure to the benefit of all holders of Notes so long as any Additional Notes issued pursuant to such Supplement remain outstanding and (ii) to reflect such representations and warranties as are contained in such Supplement for the benefit of the holders of such Additional Notes in accordance with the provisions of Section 16;

(4)each Series of Additional Notes issued under this Agreement shall be in substantially the form of Exhibit 1 to Exhibit S with such variations, omissions and insertions as are necessary or permitted hereunder;

(5)the minimum principal amount of any Note issued under a Supplement shall be $100,000, except as may be necessary to evidence the outstanding amount of any Note originally issued in a denomination of $100,000 or more;

(6)all Additional Notes shall constitute Senior Indebtedness of the Company and shall rank pari passu with all other outstanding Notes; and

(7)no Additional Notes shall be issued hereunder if at the time of issuance thereof and after giving effect to the application of the proceeds thereof, (i) any Default or Event of Default shall have occurred and be continuing or (ii) a waiver of Default or Event of Default shall be in effect.

(c)The right of the Company to issue, and the obligation of the Additional Purchasers to purchase, any Additional Notes shall be subject to the following conditions precedent, in addition to the conditions specified in the Supplement pursuant to which such Additional Notes may be issued:

(1)    a duly authorized Senior Financial Officer shall execute and deliver to each Additional Purchaser and each holder of Notes an Officer's Certificate dated the date of issue of such Series of Additional Notes stating that such officer has reviewed the provisions of this Agreement (including all Supplements) and setting forth the information and computations (in sufficient detail) required to establish whether after giving effect to the issuance of the Additional Notes and after giving effect to the application of the proceeds thereof, the Company is in compliance with the requirements of Section 10.2 on such date;

(2)    the Company and each such Additional Purchaser shall execute and deliver a Supplement substantially in the form of Exhibit S;

(3)    each Additional Purchaser shall have confirmed in the Supplement that the representations set forth in Section 6 are true with respect to such Additional Purchaser on and as of the date of issue of such Additional Notes; and

(4)    each Subsidiary Guarantor, if any, shall execute and deliver such documents and agreements as any Additional Purchaser or other holder of Notes may reasonably require to confirm that its Subsidiary Guaranty guarantees the obligations of the Company under such Additional Notes and under each other Series of Notes outstanding.

SECTION 3.	Closing.

The sale and purchase of the Series 2012-A Notes to be purchased by each Purchaser shall occur at the offices of Schiff Hardin LLP, 666 Fifth Avenue, Suite 1700, New York, New York 10103 at 11:00 a.m. New York, New York time, at a closing on December 17, 2012 (the “Closing Date”). On the Closing Date, the Company will deliver to each Purchaser the Series 2012-A Notes to be purchased by such Purchaser in the form of a single Series 2012-A Note (or such greater number of Series 2012-A Notes in denominations of at least $100,000 as such Purchaser may request) dated the Closing Date and registered in such Purchaser's name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company in accordance with the funding instructions described in Section 4.10. If, on the Closing Date, the Company shall fail to tender such Series 2012-A Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to any Purchaser's satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

SECTION 4.	Conditions to Closing.

Each Purchaser's obligation to purchase and pay for the Series 2012-A Notes to be sold to such Purchaser on the Closing Date is subject to the fulfillment to such Purchaser's satisfaction, prior to or on the Closing Date, of the following conditions:
Section 4.1    Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made and on the Closing Date.
Section 4.2    Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or on the Closing Date, and after giving effect to the issue and sale of the Series 2012-A Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Company's last Quarterly Report on Form 10-Q filed with the SEC that would have been prohibited by Section 10 had such Section applied since such date.

Section 4.3    Compliance Certificates.

(a)Officer's Certificate. The Company shall have delivered to such Purchaser an Officer's Certificate, dated the Closing Date, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b)Secretary's Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the Closing Date, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Series 2012-A Notes and this Agreement.

Section 4.4    Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the Closing Date (a) from Milbank, Tweed, Hadley & McCloy LLP, special counsel for the Company, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or special counsel to the Purchasers may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from Schiff Hardin LLP, special counsel to the Purchasers in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5    Purchase Permitted By Applicable Law, Etc. On the Closing Date, such Purchaser's purchase of Series 2012-A Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date of this Agreement. If requested by such Purchaser, such Purchaser shall have received an Officer's Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6    Sale of Other Series 2012-A Notes. On the Closing Date, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Series 2012-A Notes to be purchased by it on the Closing Date as specified in Schedule A.

Section 4.7    Payment of Special Counsel Fees. Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing Date, the reasonable fees, charges and disbursements of special counsel to the Purchasers referred to in Section 4.4(b) to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing Date.

Section 4.8    Private Placement Number. A Private Placement Number issued by Standard & Poor's CUSIP Service Bureau (in cooperation with the CMIAO) shall have been obtained for the Series 2012-A Notes.

Section 4.9    Changes in Corporate Structure. The Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10    Funding Instructions. At least three Business Days prior to the Closing Date, such Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company directing the manner of the payment of funds and setting forth (a) the name and address of the transferee bank, (b) such transferee bank's ABA number and (c) the account name and number into which the purchase price for the Series 2012-A Notes is to be deposited.

Section 4.11    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and special counsel to the Purchasers, and such Purchaser and special counsel to the Purchasers shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or special counsel to the Purchasers may reasonably request.

SECTION 5.	Representations and Warranties of the Company.

The Company represents and warrants to each Purchaser that:
Section 5.1    Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to (a) own or hold under lease the properties it purports to own or hold under lease, (b) to transact the business it transacts and proposes to transact, (c) to execute and deliver this Agreement and the Series 2012-A Notes and (d) to perform the provisions hereof and thereof, except in each case referred to in clauses (a) and (b) of this Section 5.1, to the extent that the failure to have such corporate power and authority could not reasonably be expected to have a Material Adverse Effect.

Section 5.2    Authorization, Etc. This Agreement and the Series 2012-A Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Series 2012-A Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3    Disclosure. This Agreement and the documents, certificates or other writings delivered or otherwise made available to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby and identified in Schedule 5.3, and the financial statements listed in Schedule 5.5 (this Agreement and such documents, certificates or other writings and such financial statements delivered or otherwise made available to each Purchaser prior to September 19, 2012 being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 31, 2011, there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

Section 5.4    Organization and Ownership of Shares of Subsidiaries.

(a)Schedule 5.4 contains (except as noted therein) complete and correct lists of the Company's Restricted and Unrestricted Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization and, with respect to each Material Subsidiary, the percentage of shares of each class of its Capital Stock outstanding owned by the Company and each other Subsidiary.

(b)All of the outstanding shares of Capital Stock of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c)Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)No Subsidiary is a party to, or otherwise subject to, any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting its ability to make Restricted Payments to the Company or any of its Subsidiaries that owns outstanding shares of Capital Stock of such Subsidiary, except for such restrictions that do not impair the Company's ability to perform its obligations under this Agreement, including, without limitation, its obligation to make payments hereunder and under the Notes.

Section 5.5    Financial Statements; Material Liabilities. The Company has delivered or otherwise made available to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

Section 5.6    Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Series 2012-A Notes will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, (1) any material indenture, mortgage, deed of trust, loan, purchase or credit agreement or lease, (2) corporate charter or by-laws or (3) any other material agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any material order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (c) violate in any material respect any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

Section 5.7    Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Series 2012-A Notes.

Section 5.8    Litigation; Observance of Agreements, Statutes and Orders.

(a)    There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Restricted Subsidiary or any property of the Company or any Restricted Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)    Neither the Company nor any Restricted Subsidiary is (1) in default under any term of any agreement or instrument to which it is a party or by which it is bound, (2) in violation of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or (3) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including, without limitation, Environmental Laws, ERISA, the USA Patriot Act or any of the other laws or regulations that are referred to in Section 5.16), which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.9    Taxes. The Company and its Subsidiaries have filed all federal, state and other material tax returns that are required to have been filed in any jurisdiction, and have paid all federal, state and other material taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of federal, state or other taxes for all fiscal periods are adequate in accordance with GAAP. The federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2008.

Section 5.10    Title to Property; Leases. The Company and its Restricted Subsidiaries have good and sufficient title to their respective properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Restricted Subsidiary after said date (except as Disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement, except for such defects in title or Liens that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. All leases to which the Company or any Restricted Subsidiary is a party are valid and subsisting and are in full force and effect, except for leases the termination of which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.11    Licenses, Permits, Etc.

(a)    The Company and its Restricted Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks, trade names and domain names, or rights thereto without known conflict with the rights of others, except where the failure of such ownership or possession, or the existence of such conflict, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)    To the best knowledge of the Company, no product of the Company or any Restricted Subsidiary infringes upon any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name, domain name or other right owned by any other Person, except for such infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c)    To the best knowledge of the Company, there is no violation by any Person of any right of the Company or any Restricted Subsidiary with respect to any patent, copyright, proprietary software, service mark, trademark, trade name, domain name or other right owned or used by the Company or any Restricted Subsidiary, except for such violations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.12    Compliance with ERISA.

(a)    The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to Section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or Section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as could not be, individually or in the aggregate, Material.

(b)    The present value of the aggregate benefit liabilities under each of the Pension Plans (other than Multiemployer Plans), determined as of the end of such Pension Plan's most recently ended plan year on the basis used for determining such liabilities for the purpose of the funding notice to participants required by Section 101(f) of ERISA, as estimated on such funding notice, did not exceed the aggregate current value of the assets of such Pension Plan allocable to such benefit liabilities by more than $46,000,000 in the aggregate for all Pension Plans. The term “current value” has the meaning specified in Section 3 of ERISA.

(c)    The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that, individually or in the aggregate, are Material.

(d)    The expected postretirement benefit obligation (determined as of the last day of the Company's most recently ended fiscal year in accordance with Accounting Standards Codification Topic 715, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Company and its Subsidiaries is not more than $14,000,000.

(e)The execution and delivery of this Agreement and the issuance and sale of the Series 2012-A Notes hereunder to each Purchaser will not involve any transaction with respect to such Purchaser that is subject to the prohibitions of Section 406 of ERISA (for which an exemption under Section 408 of ERISA does not apply) or in connection with which a tax would be imposed pursuant to Section 4975(c)(1)(A)‑(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser's representation in Section 6.3 as to the sources of the funds used to pay the purchase price of the Series 2012-A Notes to be purchased by such Purchaser.

Section 5.13    Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Series 2012-A Notes or any similar Securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 10 other Institutional Investors of the type described in clause (c) of the definition thereof, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Series 2012-A Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Section 5.14    Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Series 2012-A Notes to refinance existing Indebtedness and for other general corporate purposes of the Company. No part of the proceeds from the sale of the Series 2012-A Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 25% of the value of consolidated total assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15    Existing Indebtedness; Future Liens.

(a)    Except as described therein, Schedule 5.15 sets forth, as of August 31, 2012, (1) a complete and correct list of all outstanding Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary) having an outstanding principal balance in excess of $10,000,000 (or its equivalent in the relevant currency of payment) (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guarantee thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of such Indebtedness of the Company or its Restricted Subsidiaries and (2) the aggregate principal amount of outstanding Indebtedness of the Company and its Restricted Subsidiaries in respect of obligations that, individually, have an outstanding principal balance of $10,000,000 (or its equivalent in the relevant currency of payment) or less, since which date there has been no Material change in the aggregate amount thereof. Neither the Company nor any Restricted Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Restricted Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Restricted Subsidiary having an outstanding principal amount in excess of $10,000,000 (or its equivalent in the relevant currency of payment) that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)    Except as disclosed in Schedule 5.15, neither the Company nor any Restricted Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.4.

(c)    Neither the Company nor any Restricted Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Restricted Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except for the Bank Credit Agreement and other instruments and agreements evidencing Indebtedness of the Company or a Restricted Subsidiary, none of which contain any such provisions that are more restrictive than those contained in the Bank Credit Agreement.

Section 5.16    Foreign Assets Control Regulations, Etc.

(a)Neither the Company nor any Controlled Entity is (1) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, U.S. Department of Treasury (“OFAC”) (an “OFAC Listed Person”) or (2) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (i) any OFAC Listed Person or (ii) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (2), a “Blocked Person”).

(b)No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used, directly by the Company or indirectly through any Controlled Entity, in connection with any investment in, or any transactions or dealings with, any Blocked Person.

(c)To the Company's actual knowledge, neither the Company nor any Controlled Entity (1) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable law (collectively, “Anti-Money Laundering Laws”), (2) has been assessed civil penalties under any Anti-Money Laundering Laws or (3) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has taken such measures that are required by applicable law to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable Anti-Money Laundering Laws.

(d)No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any unlawful payments to any governmental official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage. The Company has taken such measures that are required by applicable law to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable anti-corruption laws and regulations.

Section 5.17    Status under Certain Statutes. Neither the Company nor any Restricted Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

Section 5.18    Environmental Matters.

(a)    Neither the Company nor any Restricted Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any Restricted Subsidiary or any of their respective real properties now or formerly owned, leased or operated by any of them, or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b)    Neither the Company nor any Restricted Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(c)    Neither the Company nor any Restricted Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect.

(d)    All buildings on all real properties now owned, leased or operated by the Company or any Restricted Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

Section 5.19    Notes Rank Pari Passu. The obligations of the Company under this Agreement and the Series 2012-A Notes rank pari passu in right of payment with all other unsecured Senior Indebtedness (actual or contingent) of the Company, including, without limitation, all unsecured Senior Indebtedness of the Company described in Schedule 5.15.

SECTION 6.	Representations of the Purchasers.

Section 6.1    Purchase for Investment. Each Purchaser severally represents that it is purchasing the Series 2012-A Notes for its own account or for one or more separate accounts maintained by it or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser's or such pension or trust fund's property shall at all times be within such Purchaser's or such pension or trust fund's control. Each Purchaser understands that the Series 2012-A Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Series 2012-A Notes.

Section 6.2    Accredited Investor. Each Purchaser severally represents that it is an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) acting for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are also “accredited investors”). Each Purchaser further severally represents that such Purchaser has had the opportunity to ask questions of the Company and received answers concerning the terms and conditions of the sale of the Series 2012-A Notes.

Section 6.3    Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Series 2012-A Notes to be purchased by such Purchaser hereunder:

(a)the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor's Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser's state of domicile; or

(b)the Source is a separate account that is maintained solely in connection with such Purchaser's fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)the Source is either (1) an insurance company pooled separate account, within the meaning of PTE 90-1 or (2) a bank collective investment fund, within the meaning of PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan's assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a Person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (1) the identity of such QPAM and (2) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(e)the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a Person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM

Exemption) owns a 5% or more interest in the Company and (1) the identity of such INHAM and (2) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)the Source is a governmental plan; or

(g)the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.3, the terms “employee benefit plan,” “governmental plan” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

SECTION 7.	Information as to Company.

Section 7.1    Financial and Business Information. The Company shall deliver to each Purchaser, each Additional Purchaser and each holder of a Note that is an Institutional Investor:

(a)Quarterly Statements - within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), copies of
(1)a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(2)consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments and the absence of footnotes, provided that delivery within the time period specified above of copies of the Company's Quarterly Report on Form 10‑Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a), provided, further, that the Company shall be deemed to have made such delivery of such Quarterly Report on Form 10-Q if it shall have timely made such Quarterly Report on Form 10-Q available on “EDGAR” and available through the Company's website (at the date of this Agreement located at: http//www.mt.com) (such availability thereof being referred to as “Electronic Delivery”);

(b)    Annual Statements - within 105 days after the end of each fiscal year of the Company, copies of
(1)    a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

(2)    consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall not contain a “going concern” or scope or like limitation and shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company's Annual Report on Form 10-K for such fiscal year (together with the Company's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(b), provided further, that the Company shall be deemed to have made such delivery of such Annual Report on Form 10-K if it shall have timely made Electronic Delivery thereof;
(c)    SEC and Other Reports - except for filings referred to in Section 7.1(a) and (b) above, within five Business Days of their becoming available and, to the extent applicable, one copy of (1) each financial statement, report, notice or proxy statement sent by the Company or any Restricted Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public securities holders generally, and (2) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such Purchaser, Additional Purchaser or holder), and each prospectus and all amendments thereto filed by the Company or any Restricted Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Restricted Subsidiary to the public concerning developments that are Material, provided that the Company shall be deemed to have made such delivery of any such information if it shall have timely made Electronic Delivery thereof and shall have given each holder of Notes notice of such Electronic Delivery within such five Business Days;

(d)    Notice of Default or Event of Default - promptly, and in any event within five Business Days after a Responsible Officer becomes aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(g), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)    ERISA Matters - promptly, and in any event within five Business Days after a Responsible Officer becomes aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(1)    with respect to any Pension Plan, any reportable event, as defined in Section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date thereof; or

(2)    the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(3)any event, transaction or condition that would result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f)    Notices from Governmental Authority - promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(g)    Supplements - promptly and in any event within 10 Business Days after the execution and delivery of any Supplement, a copy thereof; and

(h)    Requested Information - with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including, but without limitation, actual copies of the Company's Quarterly Report on Form 10‑Q and Annual Report on Form 10-K) or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such Purchaser, Additional Purchaser or holder of a Note.

Section 7.2    Officer's Certificate. Each set of financial statements delivered to a Purchaser, an Additional Purchaser or a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer (which, in the case of Electronic Delivery of any such financial statements, shall be by separate delivery of a hard copy of such certificate to each holder of Notes within the required time period for delivery of financial statements under Section 7.1(a) or Section 7.1(b), as applicable):

(a)    Covenant Compliance - setting forth the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.1 through Section 10.5, inclusive, and Section 10.7 during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b)    Event of Default - certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3    Visitation. The Company shall permit the representatives of each Purchaser, each Additional Purchaser and each holder of a Note that is an Institutional Investor:

(a)    No Default - if no Default or Event of Default then exists, at the expense of such Purchaser, Additional Purchaser or holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company's officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)    Default - if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), at any time during normal business hours and with reasonable advance notice (it being understood that at least one Business Day advance notice shall be deemed to constitute reasonable advance notice).

SECTION 8.	Payment and Prepayment of the Notes.

Section 8.1    Required Prepayments.

(a)Series 2012-A Notes. As provided therein, the entire unpaid principal balance of the Series 2012-A Notes shall become due and payable on the stated maturity date thereof.

(b)Required Prepayment of Additional Notes. Each Series and tranche, if applicable, of Additional Notes shall be subject to required prepayments as specified in the Supplement pursuant to which such Series and tranche, if applicable, of Additional Notes were issued.

Section 8.2    Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, any Series of Notes, in an amount not less than 10% of the original aggregate principal amount of such Series of Notes to be prepaid in the case of a partial prepayment, at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, plus the applicable Make-Whole Amount, if any, determined for the prepayment date with respect to such principal amount. Notwithstanding the foregoing, the Company may not prepay any Series of Notes pursuant to this Section 8.2 if a Default or Event of Default shall exist or would result from such optional prepayment unless all Notes at the time outstanding are prepaid on a pro rata basis. The Company will give each holder of Notes of the Series to be prepaid (with a copy to each other holder of Notes) written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes of each Series to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount, if any, due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes being prepaid a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.3    Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to the provisions of Section 8.2, the principal amount of the Notes of each Series to be prepaid shall be allocated among all of the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 8.4    Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5    Purchase of Notes. The Company will not, and will not permit any Affiliate to, purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes of any Series except (a) upon the payment or prepayment of the Notes of any Series in accordance with the terms of this Agreement (including any Supplement) and the Notes of such Series or (b) pursuant to a written offer to purchase any outstanding Notes of any Series made by the Company or an Affiliate pro rata to the holders of the Notes of such Series upon the same terms and conditions (except that if such Series has more than one separate tranche, such written offer shall be allocated among all of the separate tranches of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof but such written offer may otherwise differ among such separate tranches and such written offer shall be made pro rata to the holders of the same tranches of such Series upon the same terms and conditions). Any such offer shall provide each holder of the Notes of the Series being offered for purchase with sufficient information to enable it to make an informed decision with respect to such offer and shall remain open for at least 10 Business Days. If the holders of more than 50% of the outstanding principal amount of the Notes of the Series offered for purchase accept such offer, the Company shall promptly notify the remaining holders of such Series of such fact and the expiration date for the acceptance by such holders of such offer shall be extended by the number of days necessary to give each such remaining holder at least five Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes. Notwithstanding the foregoing, neither the Company nor any Affiliate may offer to purchase any Series of Notes if a Default or Event of Default shall exist or would result therefrom unless such Person shall offer to purchase all outstanding Notes on a pro rata basis upon the same terms and conditions.

Section 8.6    Offer to Prepay Upon Sale of Assets.

(a)    Notice and Offer. In the event of a Disposition of any assets of the Company or any Restricted Subsidiary where the Company has elected to apply the net proceeds of such Disposition pursuant to Section 10.5(b), the Company shall, no later than the 305th day following the date of such Disposition, give written notice of such event (a “Sale of Assets Prepayment Event”) to each holder of Notes. Such notice shall contain, and shall constitute, an irrevocable offer to prepay a Ratable Portion of the Notes held by such holder on the date specified in such notice (the “Sale of Assets Prepayment Date”) which date shall be not less than 30 days and not more than 60 days after such notice.

(b)    Acceptance and Payment. A holder of Notes may accept or reject the offer to prepay pursuant to this Section 8.6 by causing a notice of such acceptance or rejection to be delivered to the Company at least 10 days prior to the Sale of Assets Prepayment Date. A failure by a holder of the Notes to respond to an offer to prepay made pursuant to this Section 8.6 shall be deemed to constitute a rejection of such offer by such holder. If so accepted, such offered prepayment in respect of the Ratable Portion of the Notes of each holder that has accepted such offer shall be due and payable on the Sale of Assets Prepayment Date. Such offered prepayment shall be made at 100% of the aggregate Ratable Portion of the Notes of each holder that has accepted such offer, together with interest on that portion of the Notes then being prepaid accrued to the Sale of Assets Prepayment Date but without any Make-Whole Amount.

(c)    Officer's Certificate. Each offer to prepay the Notes pursuant to this Section 8.6 shall be accompanied by a certificate, executed by a Senior Financial Officer and dated the date of such offer, specifying (1) the Sale of Assets Prepayment Date, (2) that such offer is being made pursuant to this Section 8.6 and that the failure by a holder to respond to such offer by the deadline established in Section 8.6(b) shall result in such offer to such holder being deemed rejected, (3) the Ratable Portion of each such Note offered to be prepaid, (4) the interest that would be due on the Ratable Portion of each such Note offered to be prepaid, accrued to the Sale of Assets Prepayment Date, (5) that the conditions of this Section 8.6 have been satisfied and (6) in reasonable detail, a description of the nature and date of the Sale of Assets Prepayment Event giving rise to such offer of prepayment.

Section 8.7    Offer to Prepay Notes in the Event of a Change in Control.

(a)    Notice of Change in Control or Control Event. The Company will, within five Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control or, to the extent such information has been disclosed to the public generally, any Control Event, give written notice of such Change in Control or Control Event to each holder of Notes unless notice in respect of such Change in Control (or the Change in Control contemplated by such Control Event) shall have been given pursuant to Section 8.7(b). If a Change in Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in Section 8.7(c) and shall be accompanied by the certificate described in Section 8.7(g).

(b)    Condition to Company Action. The Company will not take any action that consummates or finalizes a Change in Control unless (1) at least 30 days prior to such action it shall have given to each holder of Notes written notice containing and constituting an offer to prepay Notes as described in Section 8.7(c), accompanied by the certificate described in Section 8.7(g), and (2) contemporaneously with such action, the Company prepays all Notes required to be prepaid in accordance with this Section 8.7. Notwithstanding the foregoing, the Company shall not be required to give any notice pursuant to this Section 8.7(b) or to forbear taking any action that consummates or finalizes a Change in Control required by this Section 8.7(b) unless the information regarding such Change in Control to be contained in such notice shall have been disclosed to the public generally

(and in such event the Company shall instead give the notice specified in Section 8.7(a) in respect of such Change in Control and the offer to prepay the Notes shall instead also be in accordance with Section 8.7(a)). In addition, the Company shall not be prohibited from taking any action to consummate or finalize the results of an election of new directors in the event of a Change in Control pursuant to Section 8.7(h)(3).

(c)    Offer to Prepay Notes. The offer to prepay Notes contemplated by Sections 8.7(a) and (b) shall be an offer to prepay, in accordance with and subject to this Section 8.7, all, but not less than all, Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Change in Control Proposed Prepayment Date”). If such Change in Control Proposed Prepayment Date is in connection with an offer contemplated by Section 8.7(a), such date shall be a Business Day not less than 30 days and not more than 60 days after the date of such offer (or if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the Business Day nearest to the 30th day after the date of such offer).

(d)    Acceptance; Rejection. A holder of Notes may accept or reject the offer to prepay made pursuant to this Section 8.7 by causing a notice of such acceptance or rejection to be delivered to the Company at least five Business Days prior to the Change in Control Proposed Prepayment Date. A failure by a holder of Notes to so respond to an offer to prepay made pursuant to this Section 8.7 shall be deemed to constitute a rejection of such offer by such holder.

(e)    Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.7 shall be at 100% of the principal amount of such Notes, together with accrued and unpaid interest on such Notes accrued to the date of prepayment but without any Make-Whole Amount. The prepayment shall be made on the Change in Control Proposed Prepayment Date, except as provided by Section 8.7(f).

(f)    Deferral Pending Change in Control. The obligation of the Company to prepay Notes pursuant to the offers required by Section 8.7(c) and accepted in accordance with Section 8.7(d) is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made. In the event that such Change in Control does not occur on the Change in Control Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until, and shall be made on the date on which, such Change in Control occurs. The Company shall keep each holder of Notes reasonably and timely informed of (1) any such deferral of the date of prepayment, (2) the date on which such Change in Control and the prepayment are expected to occur and (3) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.7 in respect of such Change in Control automatically shall be deemed rescinded without penalty or other liability).

(g)    Officer's Certificate. Each offer to prepay the Notes pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Senior Financial Officer and dated the date of such offer, specifying (1) the Change in Control Proposed Prepayment Date, (2) that such offer is made pursuant to this Section 8.7 and that failure by a holder to respond to such offer by the deadline established in Section 8.7(d) shall result in such offer to such holder being deemed rejected, (3) the principal amount of each Note offered to be prepaid, (4) the interest that would be due on each Note offered to be prepaid, accrued to the Change in Control Proposed Prepayment Date, (5) that the conditions of this Section 8.7 have been fulfilled and (6) in reasonable detail, the nature and date of the Change in Control.

(h)    “Change in Control” shall mean

(1)    any transaction or series of related transactions pursuant to which the Company shall cease to own directly or indirectly the Capital Stock of Subsidiaries which have 70% or more of the consolidated tangible assets of the Company and its Subsidiaries as set forth in the most recent financial statements delivered by the Company pursuant to Section 7.1 or 70% or more of the consolidated revenues of the Company and its Subsidiaries as set forth in the most recent financial statements delivered by the Company pursuant to Section 7.1; or

(2)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all Securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the equity Securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such Securities that such person or group has the right to acquire pursuant to any option right); or
(3)    an event or series of events by which during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by a majority of the individuals referred to in clause (i) above or (iii) whose election or nomination to that board or other equivalent governing body was approved by a majority of the individuals referred to in clauses (i) and (ii) above (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

(i)    "Control Event” shall mean (1) the execution by the Company or any of its Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control, (2) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control or (3) the making of any written offer by any “person” or “group” (as such terms are used in Section 13(d) and Section 14(d) of the Exchange Act) to the holders of equity interests of the Company or of any of its Affiliates, which offer, if accepted by the requisite number of holders, would result in a Change in Control.

Section 8.8    Make-Whole Amount for the Series 2012-A Notes. “Make-Whole Amount” shall mean with respect to any Series 2012-A Note an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Series 2012-A Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” shall mean, with respect to any Series 2012-A Note, the principal of such Series 2012-A Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” shall mean, with respect to the Called Principal of any Series 2012-A Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Series 2012-A Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.
“Reinvestment Yield” shall mean, with respect to the Called Principal of any Series 2012-A Note, 0.50% over the yield to maturity implied by (a) the yields reported as of 10:00 a.m. (New York, New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury Securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (b) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the

Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury Securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.
In the case of each determination under clause (a) or clause (b), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (1) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (2) interpolating linearly between (i) the applicable U.S. Treasury Security with the maturity closest to and greater than such Remaining Average Life and (ii) the applicable U.S. Treasury Security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of such Series 2012-A Note.
“Remaining Average Life” shall mean, with respect to any Called Principal of any Series 2012-A Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (1) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (2) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” shall mean, with respect to the Called Principal of any Series 2012-A Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Series 2012-A Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.
“Settlement Date” shall mean, with respect to the Called Principal of any Series 2012-A Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

SECTION 9.	Affirmative Covenants.

From the date of this Agreement to the Closing Date and thereafter so long as any of the Notes are outstanding, the Company covenants that:
Section 9.1    Compliance with Law. Without limiting Section 10.10, the Company will, and will cause each of its Subsidiaries to, (a) comply with the requirements of all laws, ordinances or governmental rules or regulations to which each of them or their business or properties is subject, including, without limitation, Environmental Laws, ERISA, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16, except in such instances in which (1) such requirement of law, ordinance, governmental rule or regulation is being contested on a timely basis in good faith by appropriate proceedings diligently conducted or (2) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect and (b) obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations that are necessary or desirable to the ownership of their respective properties or to the normal conduct of their respective businesses, except to the extent (1) no longer economically desirable in the reasonable opinion of the Company or such Subsidiary or (2) the failure to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.2    Insurance. The Company will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3    Maintenance of Properties. The Company will, and will cause each of its Restricted Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Restricted Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4    Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, file all federal and other material tax returns required to be filed in any jurisdiction and to pay and discharge all material taxes shown to be due and payable on such returns and all other material taxes, assessments, governmental charges or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, governmental charge, levy or claim if the amount, applicability or validity thereof is being contested by the Company or such Subsidiary on a timely basis in good faith by appropriate proceedings diligently conducted, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary.

Section 9.5    Corporate Existence, Etc. Subject to Section 10.6, the Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 10.5 and 10.6, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Restricted Subsidiaries (unless merged into the Company or a Wholly-Owned Restricted Subsidiary) and

all rights and franchises of the Company and its Restricted Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6    Notes to Rank Pari Passu. The Notes and all other obligations under this Agreement of the Company are and at all times shall remain direct and unsecured obligations of the Company ranking pari passu as against the assets of the Company with all other Notes from time to time issued and outstanding hereunder without any preference among themselves and pari passu with all other present and future unsecured Senior Indebtedness (actual or contingent) of the Company.

Section 9.7    Books and Records. The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable material requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Restricted Subsidiary, as the case may be.

Section 9.8    Designation of Subsidiaries. The Company may from time to time cause any Subsidiary (other than a Subsidiary Guarantor, if any) to be designated as an Unrestricted Subsidiary or any Unrestricted Subsidiary to be designated a Restricted Subsidiary; provided, however, that at the time of such designation and immediately after giving effect thereto, (a) no Default or Event of Default shall have occurred and be continuing under the terms of this Agreement and (b) the Company and its Subsidiaries or Restricted Subsidiaries, as the case may be, would be in compliance with all of the covenants set forth in this Section 9 and Section 10 if tested on the date of such action and provided, further, that, except as necessary for the Company to comply with Section 10.7, once a Subsidiary has been designated an Unrestricted Subsidiary or a Restricted Subsidiary pursuant to this Section 9.8, it shall not thereafter be redesignated as an Unrestricted Subsidiary or a Restricted Subsidiary on more than one occasion. Within 10 days following any designation described above, the Company will deliver to each holder of Notes a notice of such designation accompanied by a certificate signed by a Senior Financial Officer certifying compliance with all requirements of this Section 9.8 and setting forth all information required in order to establish such compliance.

Section 9.9    Subsidiary Guarantors.

(a)The Company will cause any Subsidiary which becomes a co-obligor or guarantor in respect of Indebtedness under the Bank Credit Agreement to deliver to each holder of Notes (concurrently with it becoming a co-obligor or guarantor in respect of such Indebtedness) the following items:

(1)    a Subsidiary Guaranty;
(2)    a certificate signed by an authorized Responsible Officer of the Company making representations and warranties to the effect of those contained in Sections 5.2 (provided that such representation as to enforceability may contain such additional exceptions as may be necessary to take into account the requirements of the law of the jurisdiction of organization of such Subsidiary), 5.4, 5.6 and 5.7, with respect to such Subsidiary and such Subsidiary Guaranty, as applicable; and

(3)    an opinion of independent counsel addressed to each holder of Notes which opinion shall be reasonably satisfactory to the Required Holders, to the effect that the Subsidiary Guaranty entered into by such Subsidiary has been duly authorized, executed and delivered and that such Subsidiary Guaranty constitutes the legal, valid and binding contract and agreement of such Subsidiary enforceable in accordance with its terms, except as an enforcement of such terms may be limited by bankruptcy, insolvency, fraudulent conveyance and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles and such other exceptions as may be necessary to take into account the requirements of the law of the jurisdiction of organization of such Subsidiary.
(b)The holders of Notes agree to discharge and release any Subsidiary Guarantor from its Subsidiary Guaranty upon the written request of the Company, provided that (1) such Subsidiary Guarantor shall have been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under its Subsidiary Guaranty) as a co-obligor and guarantor under and in respect of Indebtedness under the Bank Credit Agreement and the Company so certifies to the holders of Notes in a certificate of a Responsible Officer, (2) at the time of such release and discharge, the Company shall have delivered a certificate of a Responsible Officer to the holders of Notes stating that no Default or Event of Default exists or will result from such release and discharge and (3) if any fee or other form of consideration is given to any party to the Bank Credit Agreement expressly for the purpose of its release of such Subsidiary Guarantor, the holders of Notes shall receive equivalent consideration.

Anything in this Section 9.9 to the contrary notwithstanding, a Subsidiary that becomes a borrower under the Bank Credit Agreement shall not be deemed to be a co-obligor or guarantor of Indebtedness under the Bank Credit Agreement for purposes of this Section 9.9 if (1) in the case of a Domestic Subsidiary, such Domestic Subsidiary shall have no obligations under the Bank Credit Agreement or any other agreement or instrument for the repayment of any Indebtedness outstanding under the Bank Credit Agreement (whether upon default by any party to the Bank Credit Agreement or otherwise) other than Indebtedness directly borrowed thereunder by such Domestic Subsidiary or (2) in the case of a Foreign Subsidiary, such Foreign Subsidiary shall have no obligations under the Bank Credit Agreement or any other agreement or instrument for the repayment of any Indebtedness outstanding under the Bank Credit Agreement (whether upon default by any party to the Bank Credit Agreement or otherwise) other than (i) Indebtedness directly borrowed thereunder by such Foreign Subsidiary and (ii) Indebtedness directly borrowed thereunder by any other Foreign Subsidiary that is not a guarantor of the obligations of the Company under the Bank Credit Agreement.

SECTION 10.	Negative Covenants.

From the date of this Agreement to the Closing Date and thereafter so long as any of the Notes are outstanding, the Company covenants that:
Section 10.1    Interest Coverage Ratio. The Company will not permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Company to be less than 3.50 to 1.00.

Section 10.2    Leverage Ratio. Subject to the proviso set forth in Section 10.3, the Company will not permit the Consolidated Leverage Ratio at any time during any period of four consecutive fiscal quarters of the Company to be greater than 3.50 to 1.00.

Section 10.3    Priority Indebtedness.

(a)The Company will not at any time permit the aggregate amount of all Priority Indebtedness of Domestic Subsidiaries to exceed an amount equal to 10% of Consolidated Total Assets.

(b)The Company will not at any time permit the aggregate amount of all Priority Indebtedness to exceed an amount equal to 20% of Consolidated Total Assets; provided that, if the Company and its Foreign Subsidiaries (that are Restricted Subsidiaries) enter into one or more Repatriation Transactions, the Company and its Restricted Subsidiaries may have Priority Indebtedness outstanding in an amount in excess of 20% of Consolidated Total Assets but not in excess of 35% of Consolidated Total Assets so long as (1) the incremental amount of Priority Indebtedness outstanding in excess of the amount equal to 20% of Consolidated Total Assets (“Excess Priority Indebtedness”) shall be attributable solely to Indebtedness of Foreign Subsidiaries (that are Restricted Subsidiaries) incurred in connection with such Repatriation Transactions and (2) at all times when there is Excess Priority Indebtedness outstanding, the Consolidated Leverage Ratio shall not be greater than 2.75 to 1.00.

Section 10.4    Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Restricted Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits (unless it makes, or causes to be made, effective provision whereby the Notes will be equally and ratably secured with any and all other obligations thereby secured, such security to be pursuant to agreements, including, without limitation, an intercreditor agreement, reasonably satisfactory to the Required Holders and, in any such case, the Notes shall have the benefit, to the fullest extent that, and with such priority as, the holders of the Notes may be entitled under applicable law, of an equitable Lien on such property), except:

(a)    Liens for taxes, assessments or other governmental charges that are not yet due and payable or the payment of which is not at the time required by Section 9.4;

(b)    any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

(c)Liens incidental to the conduct of business or the ownership of properties and assets (including landlords', carriers', warehousemen's, mechanics', materialmen's and other similar Liens for sums not yet due and payable) and Liens to secure the performance of bids, tenders, leases, or trade contracts, or to secure statutory obligations (including obligations under workers compensation, unemployment insurance and other social security legislation but not Liens imposed by ERISA), surety or appeal bonds or other Liens incurred in the ordinary course of business and not in connection with the borrowing of money;

(d)licenses, leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to the ownership of property or assets or the ordinary conduct of the business of the Company or any Restricted Subsidiary, or Liens incidental to minor survey exceptions and the like, provided that such Liens do not, in the aggregate, materially detract from the value of such property;

(e)Liens securing Indebtedness of a Restricted Subsidiary to the Company or to a Wholly-Owned Restricted Subsidiary;

(f)Liens existing on the date of this Agreement and reflected in Schedule 10.4;

(g)Liens incurred after the date of this Agreement (including Liens incurred in connection with Capitalized Leases and Off-Balance Sheet Obligations) given to secure the payment of the purchase price incurred in connection with the acquisition, construction or improvement of property (other than accounts receivable or inventory) useful and intended to be used in carrying on the business of the Company or a Restricted Subsidiary, including Liens existing on such property at the time of acquisition or construction thereof or Liens incurred within 365 days of such acquisition or completion of such construction or improvement, provided that (1) the Lien shall attach solely to the property acquired, purchased, constructed or improved, (2) at the time of acquisition, construction or improvement of such property (or, in the case of any Lien incurred within 365 days of such acquisition or completion of such construction or improvement, at the time of the incurrence of the Indebtedness secured by such Lien), the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such property, whether or not assumed by the Company or a Subsidiary, shall not exceed the lesser of (i) the cost of such acquisition, construction or improvement or (ii) the Fair Market Value of such property (as determined in good faith by one or more officers of the Company to whom authority to enter into the transaction has been delegated by the board of directors of the Company), (3) the aggregate principal amount of Indebtedness secured by such Liens would be permitted by the limitation set forth in Section 10.2 and (4) at the time of such incurrence and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(h)any Lien existing on property of a Person immediately prior to its being consolidated with or merged into the Company or a Restricted Subsidiary or its becoming a Subsidiary, or any Lien existing on any property acquired by the Company or any Restricted Subsidiary at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed), provided that (1) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person's becoming a Subsidiary or such acquisition of property, (2) each such Lien shall extend solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for speci-fic use in connection with such acquired property, (3) the aggregate principal amount of Indebtedness secured by such Liens would be permitted by the limitation set forth in Section 10.2 and (4) at the time of such incurrence and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(i)any interest or title of a lessor under any operating lease entered into by the Company or any Restricted Subsidiary, as lessee, in the ordinary course of business and covering only the assets so leased;

(j)Liens arising from precautionary UCC financing statement filings with respect to operating leases or consignment arrangements entered into by the Company or any Restricted Subsidiary, as lessee or consignee, in the ordinary course of business;

(k)Liens in favor of banking institutions arising by operation of law encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business and that are within the general parameters customary in the banking industry;

(l)any encumbrance or restrictions (including, without limitation, any put and call agreements) with respect to the Capital Stock of any joint venture or Subsidiary pursuant to the agreement governing such joint venture or Subsidiary;

(m)possessory rights of customers of the Company or any Restricted Subsidiary and their Restricted Subsidiaries in equipment for resale arising under the leases, bailment arrangements and rental agreements entered into in the ordinary course of business of the Company or such Restricted Subsidiary;

(n)Liens upon specific items of Inventory and the proceeds thereof securing the obligations of the Company or any Restricted Subsidiary in respect of bankers' acceptances issued or created for the account of the Company or such Restricted Subsidiary to facilitate the purchase, shipment or storage of such Inventory;

(o)Liens arising in connection with trade letters of credit issued to secure the purchase of Inventory in the ordinary course of business of the Company or any Restricted Subsidiary, provided that such Liens shall cover only the documents in respect of which such letters of credit were issued, the goods covered thereby and the insurance proceeds of such goods;

(p)security and other deposits made by the Company or any Restricted Subsidiary under the terms of any lease or sublease of property entered into by the Company or such Restricted Subsidiary in the ordinary course of business;

(q)any extensions, renewals or replacements of any Lien permitted by the preceding subparagraphs (f), (g) and (h) of this Section 10.4, provided that (1) no additional property shall be encumbered by such Liens, (2) the unpaid principal amount of the Indebtedness or other obligations secured thereby shall not be increased or the maturity thereof reduced and (3) at such time and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and

(r)other Liens not otherwise permitted by paragraphs (a) through (q), inclusive, of this Section 10.4 securing Indebtedness; provided that (1) the aggregate principal amount of all Indebtedness secured by such Liens shall be permitted by the limitations set forth in Section 10.2 and Section 10.3, (2) at the time of such incurrence and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (3) no such Liens incurred pursuant to this paragraph (r) shall secure Indebtedness outstanding under the Bank Credit Agreement.

Section 10.5    Sales of Assets. The Company will not, and will not permit any Restricted Subsidiary to, Dispose of any substantial part (as defined below) of the assets (including Capital Stock of Subsidiaries) of the Company and its Restricted Subsidiaries; provided, however, that the Company or any Restricted Subsidiary may Dispose of assets constituting a substantial part of the assets of the Company and its Restricted Subsidiaries if such assets are sold for Fair Market Value and, at such time and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and an amount equal to the net proceeds received from such Disposition (but only with respect to that portion of such assets that exceeds the definition of “substantial part” set forth below) shall be used within 365 days of such Disposition, in any combination:

(a)    to acquire productive assets used or useful in carrying on the business of the Company and its Restricted Subsidiaries and having a Fair Market Value at least equal to the Fair Market Value of such assets Disposed of; and/or

(b)    to prepay or retire Senior Indebtedness of the Company and/or a Subsidiary Guarantor and/or Indebtedness of any other Restricted Subsidiary, provided that in the course of making such application the Company shall offer to prepay each outstanding Note in accordance with Section 8.6 in a principal amount which equals the Ratable Portion for such Note. Once the Company has made the offer to the holders of Notes described in the preceding proviso with respect to any Disposition, (1) the Company shall have no further obligations to any holder of Notes that has rejected or is deemed to have rejected such offer with respect to such holder's Ratable Portion of the proceeds of such Disposition (the “Unapplied Proceeds”) and (2) the Company shall be permitted to retain and use the Unapplied Proceeds from such Disposition in any manner, free of the requirements of this Section 10.5.

As used in this Section 10.5, a Disposition of assets shall be deemed to be a “substantial part” of the assets of the Company and its Restricted Subsidiaries if the book value of such assets, when added to the book value of all other assets Disposed of by the Company and its Restricted Subsidiaries during the period of 12 consecutive months ending on the date of such Disposition, exceeds 10% of the book value of Consolidated Total Assets; provided that there shall be excluded from any determination of a “substantial part” (1) any Disposition of assets in the ordinary course of business of the Company and its Restricted Subsidiaries, (2) any Disposition of assets from the Company to a Wholly-Owned Restricted Subsidiary or from any Restricted Subsidiary to the Company or a Wholly-Owned Restricted Subsidiary and (3) any sale of property acquired or constructed by the Company or any Restricted Subsidiary after the date of this Agreement to any Person within 365 days following the acquisition or completion of construction of such property by the Company or such Restricted Subsidiary if the Company or such Restricted Subsidiary shall concurrently with such sale, lease such property, as lessee.
Section 10.6    Merger and Consolidation. The Company will not, and will not permit any of its Restricted Subsidiaries to, consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person; provided that:

(a)    any Restricted Subsidiary may (1) consolidate with or merge with, or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to, (i) the Company or another Restricted Subsidiary so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing entity (or the Company has complied with the requirements of Section 10.6(b)) or (ii) any other Person so long as the surviving or continuing entity is a Restricted Subsidiary or (2) Dispose of its assets in compliance with the provisions of Section 10.5; and

(b)    the Company may consolidate or merge with, or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person; provided that:

(1)the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be (the “Successor Entity”), shall be a solvent entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(2)if the Successor Entity is not the Company, (i) such Successor Entity shall have executed and delivered to each holder of Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement, each Supplement and the Notes (pursuant to such agreements and instruments as shall be reasonably satisfactory to the Required Holders), (ii) the Successor Entity shall have caused to be delivered to each holder of Notes an opinion of nationally recognized independent counsel, to the effect that all agreements or instruments effecting such assumption comply with the terms hereof and are enforceable in accordance with their terms except as an enforcement of such terms may be limited by bankruptcy, insolvency, fraudulent conveyance and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles and (iii) each Subsidiary Guarantor, if any, shall have reaffirmed in writing its obligations under its Subsidiary Guaranty; and

(3)immediately after giving effect to such transaction no Default or Event of Default shall have occurred and be continuing.

Section 10.7    Limitation on Unrestricted Subsidiaries. The Company will not, at any time, permit (a) the consolidated tangible assets of all Unrestricted Subsidiaries to constitute more than 20% of the consolidated tangible assets of the Company and its Subsidiaries as of the last day of the fiscal quarter most recently ended for which the Company has delivered financial statements pursuant to Section 7.1 or (b) the consolidated revenues of all Unrestricted Subsidiaries for the period of the four consecutive fiscal quarters of the Company most recently ended for which the Company has delivered financial statements pursuant to Section 7.1 to account for more than 20% of the consolidated revenues of the Company and its Subsidiaries for such period. For purposes of the calculations to be made pursuant to this Section 10.7, (1) any Subsidiary having negative tangible assets on any date shall be deemed to have tangible assets of $0 on such date and (2) any Subsidiary having negative revenues for any relevant period shall be deemed to have revenues of $0 for such period.

Section 10.8    Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, enter into directly or indirectly any transaction or group of related transactions (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate except pursuant to the reasonable requirements of the Company's or such Restricted Subsidiary's business and upon fair and reasonable terms that are not materially less favorable to the Company or such Restricted Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate; provided that the foregoing restriction shall not apply to transactions among the Company and any Wholly-Owned Restricted Subsidiary or between and among any Wholly-Owned Restricted Subsidiaries; provided further, that nothing in this Section 10.8 shall restrict (a) compensation, advances or loans payable to directors or officers of the Company or Restricted Subsidiaries in compliance with Sarbanes-Oxley, (b) transactions approved by a majority of the disinterested members of the board of directors of the Company or applicable Restricted Subsidiary, (c) any sale of equity interests of the Company or a Restricted Subsidiary to an Affiliate or (d) granting and performance of registration rights on Capital Stock of the Company or a Restricted Subsidiary to an Affiliate.

Section 10.9    Line of Business. The Company will not, and will not permit any Restricted Subsidiary to, make any material change in the nature of business conducted by the Company and its Restricted Subsidiaries on the date of this Agreement; provided that the foregoing shall not prevent the Company from entering into any business substantially related or incidental thereto.

Section 10.10    Terrorism Sanctions Regulations. The Company will not, and will not permit any Controlled Entity to, (a) become a Blocked Person or (b) have any investments in or engage in any dealings or transactions with any Blocked Person if such investments, dealings or transactions would cause any holder of a Note to be in violation of any laws or regulations that are applicable to such holder.

SECTION 11.	Events of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)the Company defaults in the payment of any interest on any Note for more than three Business Days after the same becomes due and payable; or

(c)(1) the Company defaults in the performance of or compliance with any term contained in Section 7.1(d) or Section 10 or any covenant in a Supplement which specifically provides that it shall have the benefit of this paragraph (c) or (2) any Subsidiary Guarantor defaults in the performance of or compliance with any term of its Subsidiary Guaranty beyond any period of grace or cure period provided with respect thereto; or

(d)the Company defaults in the performance of or compliance with any term contained herein or in any Supplement (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (1) a Responsible Officer obtaining actual knowledge of such default and (2) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or

(e)any Subsidiary Guaranty ceases to be a legally valid, binding and enforceable obligation or contract of a Subsidiary Guarantor (other than a Subsidiary Guarantor released in accordance with the terms of Section 9.9(b)), or any Subsidiary Guarantor or any of its Affiliates, challenges the validity, binding nature or enforceability of its Subsidiary Guaranty; or

(f)any representation or warranty made in writing by or on behalf of the Company or any Subsidiary Guarantor or by any officer of the Company or any Subsidiary Guarantor in this Agreement, any Supplement under which Additional Notes are then outstanding, any Subsidiary Guaranty or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made; or

(g)(1) the Company or any Restricted Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness other than the Notes or Indebtedness under Swap Contracts that is outstanding in an aggregate principal amount of at least $10,000,000 (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, (2) the Company or any Restricted Subsidiary is in default in the performance of or compliance with any term of any instrument, mortgage, indenture or other agreement relating to any Indebtedness other than the Notes or Indebtedness under Swap Contracts in an aggregate principal amount of at least $25,000,000 (or its equivalent in the relevant currency of payment) or any other condition exists, and as a consequence of such default or condition such Indebtedness has become or has been declared due and payable before its stated maturity or before its regularly scheduled dates of payment, (3) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time, the right of the holder of Indebtedness to convert such Indebtedness into equity interests or customary provisions contained in credit agreements (which, by way of example, shall include repayments upon sale of assets, receipt of insurance proceeds and cash sweeps but shall not include violations of financial covenants)), the Company or any Restricted Subsidiary has become obligated to purchase or repay Indebtedness other than the Notes or Indebtedness under Swap Contracts before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $25,000,000 (or its equivalent in the relevant currency of payment) or (4) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (i) any event of default under such Swap Contract as to which the Company or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) and the Swap Termination Value owed by the Company or such Restricted Subsidiary as a result thereof is more than $25,000,000 (or its equivalent in the relevant currency of payment) or (ii) any Termination Event (as so defined) under such Swap Contract as to which the Company or any Subsidiary is an Affected Party (as so defined) and the Swap Termination Value owed by the Company or such Restricted Subsidiary as a result thereof is more than $10,000,000 (or its equivalent in the relevant currency of payment); or

(h)the Company or any Material Subsidiary (1) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (2) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (3) makes an assignment for the benefit of its creditors, (4) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (5) is adjudicated as insolvent or to be liquidated or (6) takes corporate action for the purpose of any of the foregoing; provided, that if any event described in this paragraph (h) that constitutes an Event of Default with respect to any Material Subsidiary shall occur with respect to Immaterial Subsidiaries constituting Aggregate Material Subsidiaries, it shall also constitute an Event of Default under this paragraph (h); or

(i)a court or other governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any Material Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any Material Subsidiary, or any such petition shall be filed against the Company or any Material Subsidiary and such petition shall not be dismissed within 90 days; provided, that if any event described in this paragraph (i) that constitutes an Event of Default with respect to any Material Subsidiary shall occur with respect to Immaterial Subsidiaries constituting Aggregate Material Subsidiaries, it shall also constitute an Event of Default under this paragraph (i); or

(j)any event occurs with respect to the Company or any Material Subsidiary which under the laws of any jurisdiction is analogous to any of the events described in Section 11(h) or (i); provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(h) or (i); provided, further, that if any event described in this paragraph (j) that constitutes an Event of Default with respect to any Material Subsidiary shall occur with respect to Immaterial Subsidiaries constituting Aggregate Material Subsidiaries, it shall also constitute an Event of Default under this paragraph (j); or

(k)a final judgment or judgments at any one time outstanding for the payment of money aggregating in excess of $25,000,000 (or its equivalent in the relevant currency of payment) (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) are rendered against one or more of the Company and its Restricted Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(l)if (1) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards is sought or granted under Section 412 of the Code, (2) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under Section 4042 of ERISA to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (3) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $25,000,000 more that the amount disclosed in Section 5.12(b), (4) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (5) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan or (6) the Company or any Restricted Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would materially increase the liability of the Company or any Restricted Subsidiary thereunder; and any such event or events described in clauses (1) through (6) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect.

As used in Section 11(l), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

SECTION 12.	Remedies on Default, Etc.

Section 12.1    Acceleration.

(a)    If an Event of Default with respect to the Company described in paragraph (h) or (i) of Section 11 (other than an Event of Default described in clause (1) of paragraph (h) or described in clause (6) of paragraph (h) by virtue of the fact that such clause encompasses clause (1) of paragraph (h)) has occurred, all the Notes of every Series then outstanding shall automatically become immediately due and payable.

(b)    If any other Event of Default has occurred and is continuing, the Required Holders may at any time at their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)    If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by such holder or holders to be immediately due and payable.

Upon any Note becoming due and payable under this Section 12.1, whether automatically or by declaration, such Note will forthwith mature and the entire unpaid principal amount of such Note, plus (1) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (2) the applicable Make-Whole Amount, if any, determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein or in any Supplement specifically provided for) and that the provision for payment of a Make-Whole Amount, if any, by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
Section 12.2    Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Supplement or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3    Rescission. At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and applicable Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and applicable Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17 and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4    No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Supplement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys' fees, expenses and disbursements.

SECTION 13.	Registration; Exchange; Substitution of Notes.

Section 13.1    Registration of Notes. The Company shall keep at its principal executive office in the United States a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof. Prior to due presentment for registration of transfer, the Person(s) in whose name any Note(s) shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2    Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(4)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder's attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Company shall execute and deliver, at the Company's reasonable expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same Series (and of the same tranche if such Series has separate tranches) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of the Note of such Series and tranche, if applicable, originally issued hereunder or pursuant to the applicable Supplement. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of any Series or tranche, if applicable, one Note of such Series or tranche, if applicable, may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.3, provided, that such holder may (in reliance upon information provided by the Company, which shall not be unreasonably withheld) make a representation to the effect that the purchase by any holder of any Note will not constitute a non-exempt prohibited transaction under Section 406(a) of ERISA.

Section 13.3    Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(4)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser, an original Additional Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)in the case of mutilation, upon surrender and cancellation thereof,

within 10 Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series (and of the same tranche if such Series has separate tranches), dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14.	Payments on Notes.

Section 14.1    Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Bank of America, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2    Home Office Payment. So long as any Purchaser or Additional Purchaser or such Person's nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser's name in Schedule A or, in the case of any Additional Purchaser, Schedule A attached to the applicable Supplement, or by such other method or at such other address as such Purchaser or Additional Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser or Additional Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or Additional Purchaser or such Person's nominee, such Person will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement or any Additional Purchaser under a Supplement and that has made the same agreement relating to such Note as such Purchaser or Additional Purchaser has made in this Section 14.2.

SECTION 15.	Expenses, Etc.

Section 15.1    Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys' fees of a special counsel for the Purchasers or any Additional Purchasers and, if reasonably required by the Required Holders, local or other counsel) incurred by each Purchaser, each Additional Purchaser and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, any Supplement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, any Supplement, the Notes or any Subsidiary Guaranty or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, any Supplement, the Notes or any Subsidiary Guaranty, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby, by any Supplement and by the Notes and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the CMIAO provided, that such costs and expenses under this clause (c) shall not exceed $5,000. The Company will pay, and will save each Purchaser, each Additional Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those, if any, retained by a Purchaser, an Additional Purchaser or other holder in connection with its purchase of its Notes).

Section 15.2    Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Supplement, the Notes or any Subsidiary Guaranty, and the termination of this Agreement, any Supplement or any Subsidiary Guaranty.

SECTION 16.	Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein or in any Supplement shall survive the execution and delivery of this Agreement, such Supplement and the Notes, the purchase or transfer by any Purchaser or any Additional Purchaser of any Note or portion thereof or interest therein and the payment of any Note may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of any Purchaser, any Additional Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement or any Supplement shall be deemed representations and warranties of the Company under this Agreement; provided, that the representations and warranties contained in any Supplement shall be made for the benefit of all holders of Notes so long as any Additional Notes issued pursuant to such Supplement remain outstanding. Subject to the preceding sentence, this Agreement (including every Supplement) and the Notes embody the entire agreement and understanding between each Purchaser, each Additional Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17.	Amendment and Waiver.

Section 17.1    Requirements.

(a)    This Agreement, any Supplement and the Notes may be amended, and the observance of any term hereof, of any Supplement or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (1) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 or of the corresponding provision of any Supplement, or any defined term (as it is used in any such Section or such corresponding provision of any Supplement), will be effective as to any Purchaser or Additional Purchaser, as applicable, or holder of Notes unless consented to by such Purchaser or Additional Purchaser or holder of Notes in writing and (2) no such amendment or waiver may, without the written consent of each Purchaser, or Additional Purchaser, as applicable, and the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the applicable Make-Whole Amount, if any, on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver or the principal amount of the Notes or Additional Notes that the Purchasers or Additional Purchasers are to purchase pursuant to Section 2 (or the corresponding provision of any Supplement) upon the satisfaction of the conditions to closing that appear in Section 4 (or the corresponding provision of any Supplement) or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

(b)    Supplements. Notwithstanding anything to the contrary contained herein, the Company may enter into any Supplement providing for the issuance of one or more Series of Additional Notes consistent with Section 2.2 hereof without obtaining the consent of any holder of any other Series of Notes.

Section 17.2    Solicitation of Holders of Notes.

(a)Solicitation. The Company will provide each Purchaser, Additional Purchaser and each holder of Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Purchaser, Additional Purchaser and holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof, of any Supplement, of any Subsidiary Guaranty or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each Purchaser, Additional Purchaser and holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)Payment. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Purchaser, Additional Purchaser or holder of Notes as consideration for or as an inducement to the entering into by such Purchaser, Additional Purchaser or holder of Notes of any waiver or amendment of any of the terms and provisions hereof, of any Supplement, of any Subsidiary Guaranty or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support is concurrently provided, on the same terms, ratably to each Purchaser, Additional Purchaser and holder of Notes then outstanding even if such Purchaser, Additional Purchaser or holder of Notes did not consent to such waiver or amendment.

(c)Consent in Contemplation of Transfer. Any consent made pursuant to this Section 17 by a holder of Notes that has transferred or has agreed to transfer its Notes to the Company or any Affiliate and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 17.3    Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all Purchasers, Additional Purchasers and holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any Purchaser, Additional Purchaser or the holder of any Note nor any delay in exercising any rights hereunder, under any Subsidiary Guaranty or under any Note shall operate as a waiver of any rights of any Purchaser, Additional Purchaser or holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 17.4    Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, any Supplement, any Subsidiary Guaranty or the Notes, or have directed the taking of any action provided herein, in any Supplement, in any Subsidiary Guaranty or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18.	Notices.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (b) by a recognized overnight delivery service (charges prepaid) or (c) by posting to IntraLinks®, or a similar service reasonably acceptable to the Required Holders, if the sender on the same day sends or causes to be sent notice of such posting by electronic mail. Any such notice must be sent:
(1)if to any Purchaser or its nominee, to such Purchaser or its nominee at the address or, in the case of clause (c) above, the e-mail address specified for such communications in Schedule A, or at such other address or e-mail address as such Purchaser or nominee shall have specified to the Company in writing pursuant to this Section 18;

(2)if to any Additional Purchaser or its nominee, to such Additional Purchaser or its nominee at the address, or in the case of clause (c) above, the e-mail address specified for such communications in Schedule A to the applicable Supplement, or at such other address or e-mail address as such Additional Purchaser or its nominee shall have specified to the Company in writing pursuant to this Section 18;

(3)if to any other holder of any Note, to such holder at such address or, in the case of clause (c) above, such e-mail address as such other holder shall have specified to the Company in writing pursuant to this Section 18; or

(4)if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Chief Financial Officer, with a copy to the General Counsel at Im Langacher, P.O. Box MT100 CH-8606, Griefensee, Switzerland, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

SECTION 19.	Reproduction of Documents.

This Agreement and all documents relating hereto, including, without limitation, (a) all Supplements, (b) consents, waivers and modifications that may hereafter be executed, (c) documents received by any Purchaser on the Closing Date or by any Additional Purchaser on the date of purchase of its Additional Notes (except the Notes themselves) and (d) financial statements, certificates and other information previously or hereafter furnished to any holder of Notes, may be reproduced by such holder by any photographic, photostatic, electronic, digital, or other similar process and such holder may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such holder of Notes in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20.	Confidential Information.

For the purposes of this Section 20, “Confidential Information” shall mean information delivered to any Purchaser or Additional Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement or any Supplement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser or Additional Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser or Additional Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or Additional Purchaser or any Person acting on such Purchaser's or Additional Purchaser's behalf, (c) otherwise becomes known to such Purchaser or Additional Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser or Additional Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser or Additional Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser or Additional Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser or Additional Purchaser, provided that such Purchaser or Additional Purchaser may deliver or disclose Confidential Information to (1) its directors, trustees, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (2) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (3) any other holder of any Note, (4) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (5) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (6) any federal or state regulatory authority having jurisdiction over such Purchaser or Additional Purchaser, (7) the NAIC or the CMIAO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser's or Additional Purchaser's investment portfolio, or (8) any other Person to which such delivery or disclosure may be necessary or appropriate (i) to effect compliance with any law, rule, regulation or order applicable to such Purchaser or Additional Purchaser, (ii) in response to any subpoena or other legal process, (iii) in connection with any litigation to which such Purchaser or Additional Purchaser is a party or (iv) if an Event of Default has occurred and is continuing, to the extent such Purchaser or Additional Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser's or Additional Purchaser's Notes, any Subsidiary Guaranty and this Agreement (including any Supplement). Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or any Supplement or requested by such holder (other than a holder that is a party to this Agreement or any Supplement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

SECTION 21.	Substitution of Purchaser.

Each Purchaser and each Additional Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder or under a Supplement, by written notice to the Company, which notice shall be signed by both such Purchaser or Additional Purchaser and such Affiliate, shall contain such Affiliate's agreement to be bound by this Agreement or such Supplement, as the case may be, and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser or Additional Purchaser in this Agreement (other than in this Section 21) or such Supplement shall be deemed to refer to such Affiliate in lieu of such original Purchaser or such original Additional Purchaser. In the event that such Affiliate is so substituted as a Purchaser or Additional Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser or such original Additional Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” or an “Additional Purchaser” in this Agreement (other than in this Section 21) or such Supplement, shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser or such original Additional Purchaser, and such original Purchaser or such original Additional Purchaser shall again have all the rights of an original holder of the Notes under this Agreement or such Supplement, as the case may be.

SECTION 22.	Miscellaneous.

Section 22.1    Successors and Assigns. All covenants and other agreements contained in this Agreement (including all covenants and other agreements contained in any Supplement) by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 22.2    Payments Due on Non-Business Days. Anything in this Agreement, any Supplement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount, if any, or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 22.3    Accounting Terms. All accounting terms used herein or in any Supplement which are not expressly defined in this Agreement or in such Supplement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein or in any Supplement, (a) all computations made pursuant to this Agreement or in such Supplement shall be made in accordance with GAAP and (b) all financial statements shall be prepared in accordance with GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Company or the Required Holders shall so request, the holders of Notes and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, after any such request, until so amended, (1) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (2) the Company shall provide the holders of Notes financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 22.4    Severability. Any provision of this Agreement or any Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or of such Supplement, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.5    Construction, Etc. Each covenant contained herein or in any Supplement shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein or in any Supplement, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein or in any Supplement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement or any Supplement shall be deemed to be a part hereof or of such Supplement.
Section 22.6    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.7    Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.8    Jurisdiction and Process; Waiver of Jury Trial.

(a)The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement, any Supplement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18(4) or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (1) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (2) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c)Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d)The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, any Supplement, the Notes or any other document executed in connection herewith or therewith.

* * * * *

The execution hereof by the Purchasers shall constitute a contract among the Company and the Purchasers for the uses and purposes hereinabove set forth.

Very truly yours,

Mettler-Toledo International Inc.

By	/s/ Mary Finnegan
Name:	Mary T. Finnegan
Title:	Vice President, Treasurer and Assistant Secretary

Accepted as of the date first written above.

Massachusetts Mutual Life Insurance Company

By:	Babson Capital Management LCC
as Investment Advisor

By	/s/ Emeka O. Onukwugha
Name:	Emeka O. Onukwugha
Title:	Managing Director

C.M. Life Insurance Company

By:	Babson Capital Management LCC
as Investment Advisor

By	/s/ Emeka O. Onukwugha
Name:	Emeka O. Onukwugha
Title:	Managing Director

MassMutual Asia Limited

By:	Babson Capital Management LCC
as Investment Advisor

By	/s/ Emeka O. Onukwugha
Name:	Emeka O. Onukwugha
Title:	Managing Director

The Lincoln National Life Insurance Company

By:	Delaware Investment Advisors, a series of Delaware Management Business Trust, Attorney in Fact

By	/s/ Frank LaTorraca
Name:	Frank LaTorraca
Title:	Vice President

Lincoln Life & Annuity Company of New York

By:	Delaware Investment Advisors, a series of Delaware Management Business Trust, Attorney in Fact

By	/s/ Frank LaTorraca
Name:	Frank LaTorraca
Title:	Vice President

Aviva Life and Annuity Company Royal Neighbors of America

By:	Aviva Investors North America, Inc., its authorized attorney-in-fact

By	/s/ Roger D. Fors
Name:	Roger D. Fors
Title:	Vice President-Private Fixed Income

INFORMATION RELATING TO PURCHASERS

	Name and Address of Purchaser	Principal Amount of Series 2012-A Notes to be Purchased

	Massachusetts Mutual Life Insurance Company c/o Babson Capital Management LLC 1500 Main Street - Suite 2200 PO Box 15189 Springfield, MA 01115-5189 Attn: Securities Investment Division	$13,600,000

(1)
All payments on account of the Note shall be made by crediting in the form of bank wire transfer of Federal or other immediately available funds, (identifying each payment as Metter-Toledo International Inc., 3.67% Series 2012-A Senior Note due December 17, 2022, interest and principal), to:

MassMutual Co-Owned Account
Citibank
New York, New York
ABA # 021000089
Acct #30510685
RE: Description of security, cusip, principal and interest split

With telephone advice of payment to the Securities Custody and Collection
Department of Babson Capital Management LLC at (413) 226-1754 or (413) 226-1803

(2)
All notices of payments and written confirmations of such wire transfers:

Massachusetts Mutual Life Insurance Company
c/o Babson Capital Management LLC
1500 Main Street - Suite 2200
PO Box 15189
Springfield, MA 01115-5189
Attn: Securities Custody and Collection Department

(3)
All other communications:

Massachusetts Mutual Life Insurance Company
c/o Babson Capital Management LLC
1500 Main Street - Suite 2200
PO Box 15189
Springfield, MA 01115-5189
Attn: Securities Investment Division

Electronic Delivery: privateplacements@babsoncapital.com

SCHEDULE A
(to Note Purchase Agreement)

(4)	Delivery of Notes: Steve Katz Babson Capital Management LLC 1500 Main Street, Suite 2800 Springfield, MA 01115-5189

(5)	Tax Identification Number: 04-1590850 Nominee Name: None

	Name and Address of Purchaser	Principal Amount of Series 2012-A Notes to be Purchased

	C.M. Life Insurance Company c/o Babson Capital Management LLC 1500 Main Street - Suite 2200 PO Box 15189 Springfield, MA 01115-5189 Attn: Securities Investment Division	$1,800,000

(1)
All payments on account of the Note shall be made by crediting in the form of bank wire transfer of Federal or other immediately available funds, (identifying each payment as Metter-Toledo International Inc., 3.67% Series 2012-A Senior Note due December 17, 2022, interest and principal), to:
MassMutual Co-Owned Account
Citibank
New York, New York
ABA # 021000089
Acct #30510685
RE: Description of security, cusip, principal and interest split

With telephone advice of payment to the Securities Custody and Collection
Department of Babson Capital Management LLC at (413) 226-1754 or (413) 226-1803

(2)
All notices of payments and written confirmations of such wire transfers:

C.M. Life Insurance Company
c/o Babson Capital Management LLC
1500 Main Street - Suite 2200
PO Box 15189
Springfield, MA 01115-5189
Attn: Securities Custody and Collection Department

(3)
All other communications:

C.M. Life Insurance Company
c/o Babson Capital Management LLC
1500 Main Street - Suite 2200
PO Box 15189
Springfield, MA 01115-5189
Attn: Securities Investment Division

Electronic Delivery: privateplacements@babsoncapital.com

(4)	Delivery of Notes: Steve Katz Babson Capital Management LLC 1500 Main Street, Suite 2800 Springfield, MA 01115-5189

(5)	Tax Identification Number: 06-1041383 Nominee Name: None

	Name and Address of Purchaser	Principal Amount of Series 2012-A Notes to be Purchased

	MassMutual Asia Limited c/o Babson Capital Management LLC 1500 Main Street - Suite 2200 PO Box 15189 Springfield, MA 01115-5189 Attn: Securities Investment Division	$1,600,000

(1)
All payments on account of the Note shall be made by crediting in the form of bank wire transfer of Federal or other immediately available funds, (identifying each payment as Metter-Toledo International Inc., 3.67% Series 2012-A Senior Note due December 17, 2022, interest and principal), to:
Gerlach & Co.
c/o Citibank, N.A.
ABA Number 021000089
Concentration Account 36112805
Attn: Judy Rock
FFC: MassMutual Asia 849195
Name of Security/CUSIP Number

With telephone advice of payment to the Securities Custody and Collection
Department of Babson Capital Management LLC at (413) 226-1803 or (413) 226-1754

(2)
All notices of payments and written confirmations of such wire transfers:

MassMutual Asia Limited
c/o Babson Capital Management LLC
1500 Main Street - Suite 2200
PO Box 15189
Springfield, MA 01115-5189
Attn: Securities Custody and Collection Department

(3)	Send Corporate Action Notification to: Citigroup Global Securities Services Attn: Corporate Action Dept 3800 Citibank Center Tampa Building B Floor 3 Tampa, FL 33610-9122

(4)
All other communications:

MassMutual Asia Limited
c/o Babson Capital Management LLC
1500 Main Street - Suite 2200
PO Box 15189
Springfield, MA 01115-5189
Attn: Securities Investment Division

Electronic Delivery: privateplacements@babsoncapital.com

(5)	Delivery of Notes: Citibank NA 399 Park Avenue Level B Vault New York, NY 10022 Acct. #849195

(6)	Tax Identification Number: None Nominee Name: Gerlach & Co.

	Name and Address of Purchaser	Principal Amount of Series 2012-A Notes to be Purchased

	The Lincoln National Life Insurance Company c/o Delaware Investment Advisers 2005 Market Street, Mail Stop 41-104 Philadelphia, PA 19103	$5,000,000

(1)
All payments to be by wire transfer of immediately available funds, with sufficient information (including PPN number, interest rate, maturity date, interest amount, principal amount and premium amount, if applicable) to identify the source and application of such funds, to:

The Bank of New York Mellon
One Wall Street, New York, NY 10286
ABA #: 021000018
BNF Account #: IOC566
Attention: The Bank of New York Mellon Private Placement P & I Dept
For Further Credit: The Lincoln National Life Insurance Company
Further Credit A/C #: 216625
REF: PPN/CUSIP # / SECURITY DESC / PAYT REASON

(2)
All notices of payments and written confirmations of such wire transfers:

The Bank of New York Mellon
P.O. Box 19266
Newark, New Jersey 07195
Attn: Private Placement P & I Dept
Reference: Acct Name/PPN/Cusip#

With a copy to:
Lincoln Financial Group
1300 South Clinton Street, 5C-00
Fort Wayne, IN 46802
Attn: K.Estep - Investment Accounting
Investment Accounting Fax: 260-455-2622

(3)	All Communications: Delaware Investment Advisers 2005 Market Street, Mail Stop 41-104 Philadelphia, PA 19103 Attn: Fixed Income Private Placements Private Placement Fax: 215-255-1654

(4)
Delivery of Notes:

The Bank of New York Mellon
Attn: Free Receive Department
Contact Person: Anthony Saviano, Dept. Manager (Telephone 212-635-6764)
One Wall Street, 3rd Floor
New York, NY 10286
(in cover letter reference note amt, The Lincoln National Life Insurance Company - Seg 16 and A/C #:216625)

With a copy faxed to: Karen Costa - The Bank of New York Mellon (Fax#315-414-5017)

And a copy to Marilyn Smith (Marilyn.Smith@lfg.com)

(5)	Tax Identification Number: 35-0472300 Nominee Name: None

	Name and Address of Purchaser	Principal Amount of Series 2012-A Notes to be Purchased

	The Lincoln National Life Insurance Company c/o Delaware Investment Advisers 2005 Market Street, Mail Stop 41-104 Philadelphia, PA 19103	$5,000,000

(1)
All payments to be by wire transfer of immediately available funds, with sufficient information (including PPN number, interest rate, maturity date, interest amount, principal amount and premium amount, if applicable) to identify the source and application of such funds, to:

The Bank of New York Mellon
One Wall Street, New York, NY 10286
ABA #: 021000018
BNF Account #: IOC566
Attention: The Bank of New York Mellon Private Placement P & I Dept
For Further Credit: The Lincoln National Life Insurance Company
Further Credit A/C #: 215733
REF: PPN/CUSIP # / SECURITY DESC / PAYT REASON

(2)
All notices of payments and written confirmations of such wire transfers:

The Bank of New York Mellon
P.O. Box 19266
Newark, New Jersey 07195
Attn: Private Placement P & I Dept
Reference: Acct Name/PPN/Cusip#

With a copy to:
Lincoln Financial Group
1300 South Clinton Street, 5C-00
Fort Wayne, IN 46802
Attn: K.Estep - Investment Accounting
Investment Accounting Fax: 260-455-2622

(3)	All Communications: Delaware Investment Advisers 2005 Market Street, Mail Stop 41-104 Philadelphia, PA 19103 Attn: Fixed Income Private Placements Private Placement Fax: 215-255-1654

(4)
Delivery of Notes:

The Bank of New York Mellon
Attn: Free Receive Department
Contact Person: Anthony Saviano, Dept. Manager (Telephone 212-635-6764)
One Wall Street, 3rd Floor
New York, NY 10286
(in cover letter reference note amt, The Lincoln National Life Insurance Company - Seg 66 and A/C #: 215733)

With a copy faxed to: Karen Costa - The Bank of New York Mellon (Fax#315-414-5017)

And a copy to Marilyn Smith (Marilyn.Smith@lfg.com)

(5)	Tax Identification Number: 35-0472300 Nominee Name: None

	Name and Address of Purchaser	Principal Amount of Series 2012-A Notes to be Purchased

	The Lincoln National Life Insurance Company c/o Delaware Investment Advisers 2005 Market Street, Mail Stop 41-104 Philadelphia, PA 19103	$5,000,000

(1)
All payments to be by wire transfer of immediately available funds, with sufficient information (including PPN number, interest rate, maturity date, interest amount, principal amount and premium amount, if applicable) to identify the source and application of such funds, to:

The Bank of New York Mellon
One Wall Street, New York, NY 10286
ABA #: 021000018
BNF Account #: IOC566
Attention: The Bank of New York Mellon Private Placement P & I Dept
For Further Credit: The Lincoln National Life Insurance Company
Further Credit A/C #: 215736
REF: PPN/CUSIP # / SECURITY DESC / PAYT REASON

(2)
All notices of payments and written confirmations of such wire transfers:

The Bank of New York Mellon
P.O. Box 19266
Newark, New Jersey 07195
Attn: Private Placement P & I Dept
Reference: Acct Name/PPN/Cusip#

With a copy to:
Lincoln Financial Group
1300 South Clinton Street, 5C-00
Fort Wayne, IN 46802
Attn: K.Estep - Investment Accounting
Investment Accounting Fax: 260-455-2622

(3)	All Communications: Delaware Investment Advisers 2005 Market Street, Mail Stop 41-104 Philadelphia, PA 19103 Attn: Fixed Income Private Placements Private Placement Fax: 215-255-1654

(4)
Delivery of Notes:

The Bank of New York Mellon
Attn: Free Receive Department
Contact Person: Anthony Saviano, Dept. Manager (Telephone 212-635-6764)
One Wall Street, 3rd Floor
New York, NY 10286
(in cover letter reference note amt, The Lincoln National Life Insurance Company - Seg 76 and A/C #: 215736)

With a copy faxed to: Karen Costa - The Bank of New York Mellon (Fax#315-414-5017)

And a copy to Marilyn Smith (Marilyn.Smith@lfg.com)

(5)	Tax Identification Number: 35-0472300 Nominee Name: None

	Name and Address of Purchaser	Principal Amount of Series 2012-A Notes to be Purchased

	Lincoln Life & Annuity Company of New York c/o Delaware Investment Advisers 2005 Market Street, Mail Stop 41-104 Philadelphia, PA 19103	$2,000,000

(1)
All payments to be by wire transfer of immediately available funds, with sufficient information (including PPN number, interest rate, maturity date, interest amount, principal amount and premium amount, if applicable) to identify the source and application of such funds, to:

NORTHERN CHGO/Trust
801 South Canal St., Chicago, IL 60607
ABA #: 071000152
Credit A/C #: 5186041000
Attn: Northern Trust Income Dept
For Further Credit: Lincoln Life & Annuity Company of New York
 Further Credit Custody A/C #: 2624509
REF: PPN/CUSIP NUMBER / DESCRIPTION OF PAYT / P=$/ I=$

(2)
All notices of payments and written confirmations of such wire transfers:

The Northern Trust Company
801 South Canal Street
Income Collections C-4S
Attention: Viola Nash / Oscell Owens
Chicago, IL 60607
Fax: 312-630-8179
REFERENCE: ACCOUNT NAME AND PPN/CUSIP #

With a copy to:
Lincoln Financial Group
1300 South Clinton Street, 5C-00
Fort Wayne, IN 46802
Attn: K.Estep - Investment Accounting
Investment Accounting Fax: 260-455-2622

(3)	All Communications: Delaware Investment Advisers 2005 Market Street, Mail Stop 41-104 Philadelphia, PA 19103 Attn: Fixed Income Private Placements Private Placement Fax: 215-255-1654

(4)
Delivery of Notes:

The Northern Trust Company
Attn: Wanda Leshone Ross (Telephone 312-557-9507)
Trade Securities Processing, C1N
801 South Canal Street
Chicago, IL 60607
(in cover letter reference note amt, Lincoln Life & Annuity Company of New York - Seg 66 and A/C #: 2624509)

With a copy to:Marilyn Smith
Marilyn.Smith@lfg.com

(5)	Tax Identification Number: 22-0832760 Nominee Name: None

	Name and Address of Purchaser	Principal Amount of Series 2012-A Notes to be Purchased

	Aviva Life and Annuity Company c/o Aviva Investors North America, Inc. Attn: Private Fixed Income Dept. 215 10th Street, Suite 1000 Des Moines, IA 50309	$8,500,000

(1)
All payments by wire transfer to:

The Bank of New York
New York, NY
ABA #021000018
Credit A/C# GLA111566
A/C Name: Institutional Custody Insurance Division
Custody Account Name: Aviva Life and Annuity Co-Annuity
Custody Account Number: 010048

Reference: Please reference the Name of Company, Description of Security, PPN, Due Date and Application (as among principal, make-whole and interest) of the payment being made.

(2)
All communications:

PREFERRED REMITTANCE: privateplacements@avivainvestors.com

Aviva Life and Annuity Company
c/o Aviva Investors North America, Inc.
Attn: Private Fixed Income Dept.
215 10th Street, Suite 1000
Des Moines, IA 50309

(3)	Delivery of Notes: The Bank of New York One Wall Street, 3rd Floor Window A New York, NY 10286 FAO: Aviva Life and Annuity Co-Annuity, A/C #010048

(4)	Tax Identification Number: 42-0175020 (Aviva Life and Annuity Company) 13-6062916 (Hare & Co.) Nominee Name: HARE & CO.

	Name and Address of Purchaser	Principal Amount of Series 2012-A Notes to be Purchased

	Aviva Life and Annuity Company c/o Aviva Investors North America, Inc. Attn: Private Fixed Income Dept. 215 10th Street, Suite 1000 Des Moines, IA 50309	$5,000,000

(1)
All payments by wire transfer to:

The Bank of New York
New York, NY
ABA #021000018
Credit A/C# GLA111566
A/C Name: Institutional Custody Insurance Division
Custody Account Name: ALAC - Private FI
Custody Account Number: 447702

Reference: Please reference the Name of Company, Description of Security, PPN, Due Date and Application (as among principal, make-whole and interest) of the payment being made.

(2)
All communications:

PREFERRED REMITTANCE: privateplacements@avivainvestors.com

Aviva Life and Annuity Company
c/o Aviva Investors North America, Inc.
Attn: Private Fixed Income Dept.
215 10th Street, Suite 1000
Des Moines, IA 50309

(3)	Delivery of Notes: The Bank of New York One Wall Street, 3rd Floor Window A New York, NY 10286 FAO: ALAC - Private FI, A/C #447702

(4)	Tax Identification Number: 42-0175020 (Aviva Life and Annuity Company) 13-6062916 (Hare & Co.) Nominee Name: HARE & CO.

	Name and Address of Purchaser	Principal Amount of Series 2012-A Notes to be Purchased

	Royal Neighbors of America c/o Aviva Investors North America, Inc. Attn: Private Fixed Income Dept. 215 10th Street, Suite 1000 Des Moines, IA 50309	$2,500,000

(1)
All payments by wire transfer of immediately available funds to:

Northern Chgo/Trust
ABA #071000152
Credit wire account 5186041000
F/C 26-73769/Royal Neighbors
Attn: INC/DIV

Reference: Please reference the Name of the Company, Description of Security, PPN, Due Date and Application (as among principal, make-whole and interest) of the payment being made.

(2)
All notices of payments and written confirmations of such wire transfers:

Ell & Co. c/o Northern Trust Co.
PO Box 92395
Chicago, IL 60675
With a Copy to:
PREFERRED REMITTANCE: privateplacements@avivainvestors.com

Royal Neighbors of America
c/o Aviva Investors North America, Inc.
Attn: Private Fixed Income Dept.
215 10th Street, Suite 1000
Des Moines, IA 50309

(3)
All other communications:

PREFERRED REMITTANCE: privateplacements@avivainvestors.com

Royal Neighbors of America
c/o Aviva Investors North America, Inc.
Attn: Private Fixed Income Dept.
215 10th Street, Suite 1000
Des Moines, IA 50309

(4)	Delivery of Notes: Northern Trust Co Trade Securities Processing, C1N 801 South Canal Street Chicago, IL 60607

(5)	Tax Identification Number: 36-1711198 (Royal Neighbors of America) 36-6412623 (ELL & CO) Nominee Name: ELL & CO

DEFINED TERMS
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
“Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Stock of any Person, or otherwise causing any Person to become a Subsidiary or (c) a merger or consolidation or any other combination with another Person.
“Additional Notes” is defined in Section 2.2(b).
“Additional Purchasers” shall mean purchasers of Additional Notes.
“Affiliate” shall mean, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, the specified Person As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting Securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.
“Aggregate Material Subsidiaries” shall mean, at any time, Immaterial Subsidiaries which, together with all other Immaterial Subsidiaries of such Immaterial Subsidiaries, account for more than (a) 10% of the consolidated tangible assets of the Company and its Subsidiaries determined as of the last day of the fiscal quarter most recently ended for which the Company has delivered financial statements pursuant to Section 7.1 or (b) 10% of consolidated revenue of the Company and its Subsidiaries for the four consecutive fiscal quarters most recently ended for which the Company has delivered financial statements pursuant to Section 7.1. For purposes of the calculations to be made pursuant to the preceding sentence, (1) any Immaterial Subsidiary having negative tangible assets on any date shall be deemed to have tangible assets of $0 on such date and (2) any Immaterial Subsidiary having negative revenues for any relevant period shall be deemed to have revenues of $0 for such period.
“Agreement” shall mean this Agreement as it may be amended or supplemented from time to time..
“Anti-Money Laundering Laws” is defined in Section 5.16(c).
“Attributable Indebtedness” shall mean, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Off-Balance Sheet Obligation, the amount that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such obligation were accounted for as an obligation of the Company.

SCHEDULE B
(to Note Purchase Agreement)

“Bank Credit Agreement” shall mean the Credit Agreement dated as of December 20, 2011 by and among the Company, as Guarantor and Revolving Borrower, Mettler-Toledo Holding AG, Mettler-Toledo Management Holding Deutschland Gmbh, Mettler-Toledo B.V., Mettler-Toledo AG, Mettler-Toledo Luxembourg S.A.R.L., Mettler-Toledo Global Holdings LLC and Mettler-Toledo Finance LTD., as Revolving Borrowers, certain Subsidiaries parties thereto, as Subsidiary Swingline Borrowers, JPMorgan Chase Bank, N.A., as Administrative Agent and L/C Issuer for the Revolving Borrowers, Bank of America, N.A., as Syndication Agent, and the Bank of Toyko-Mitsubishi UFJ, Ltd., U.S. Bank National Association and Wells Fargo Bank, N.A., as Co-Documentation Agents, and the Lenders, Other L/C Issuers and Swingline Lenders, as amended, restated, joined, supplemented or otherwise modified from time to time, and any renewals, extensions or replacements thereof, which constitute the primary bank credit facility of the Company and its Subsidiaries.
“Blocked Person” is defined in Section 5.16(a).
“Business Day” shall mean (a) for the purposes of Section 8.8 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Columbus, Ohio are required or authorized to be closed.
“Capital Stock” shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated), (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) all rights to purchase warrants, options and other Securities exercisable for, exchangeable for or convertible into any of the foregoing.
“Capitalized Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which in accordance with GAAP, is or should be accounted for, as a capital lease on the balance sheet of such Person; provided that any operating lease that is required at any time to be characterized as a Capitalized Lease as a result of a change in GAAP following the date of this Agreement shall not be treated as a Capitalized Lease for purposes hereof.
“Change in Control” is defined in Section 8.7(h).
“Change in Control Proposed Prepayment Date” is defined in Section 8.7(c).
“Closing Date” is defined in Section 3.
“CMIAO” shall mean the Capital Markets & Investment Analysis Office of the NAIC (formerly known as the Securities Valuation Office) or any successor to such Office.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” is defined in the first paragraph of this Agreement and includes any Successor Entity.
“Confidential Information” is defined in Section 20.
“Consolidated EBITDA” shall mean, for any period, for the Company and its Restricted Subsidiaries determined on a consolidated basis, an amount equal to Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:
(a)    Consolidated Interest Charges for such period;
(b)    the provision for federal, state, local and foreign income and capital taxes for such period;
(c)    the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income;
(d)    other non-cash items of expenses or non-cash extraordinary losses deducted in determining such Consolidated Net Income (excluding any such non-cash expense to the extent that it represents amortization of a prepaid cash expense that was paid in a prior period or an accrual of, or a reserve for, cash charges or expenses in any future period); and
(e)    other cash non-recurring items of expense or cash extraordinary losses deducted in determining such Consolidated Net Income, provided that for any such period, the aggregate amount of cash non-recurring items of expense or cash extraordinary losses referred to in this clause (e) shall not constitute more than 10% of Consolidated EBITDA for such period;
minus, to the extent included in calculating such Consolidated Net Income, non-cash extraordinary gains.

For purposes of determining the Consolidated Leverage Ratio, Consolidated EBITDA shall be calculated to give pro forma effect to any Acquisition, Disposition of assets or discontinuance of operations occurring during any period for which it is being measured by giving pro forma effect to such Acquisition, Disposition of assets or discontinuance of operations as if it had occurred at the beginning of such period, which pro forma calculation shall be made in accordance with GAAP, but shall not take into account any projected synergies or similar benefits expected to be realized as a result of such event.
“Consolidated Funded Indebtedness” shall mean, as of any date of determination, for the Company and its Restricted Subsidiaries on a consolidated basis, as of any date of determination, without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including the Notes) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness (except as provided in clause (d) below), (c) all direct or contingent obligations arising under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (excluding, for the avoidance of doubt, surety bonds, tender bid bonds, customer performance guarantees and similar suretyship obligations issued in the ordinary course of business that are not letters of credit and which in each case, do not constitute a Guarantee of Indebtedness of others), (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, except those being contested, in good faith, not past due more than 60 days after the due date on which each such trade payable or account payable was created), (e) Attributable Indebtedness in respect of Capitalized Leases and Off-Balance Sheet Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Company or a Restricted Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Company or such Restricted Subsidiary. For purposes of determining Consolidated Funded Indebtedness, all non-Dollar borrowings will be converted to Dollars at the time of determination.
“Consolidated Interest Charges” shall mean, for any period, for the Company and its Restricted Subsidiaries determined on a consolidated basis, the sum of all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest), in each case to the extent treated as interest expense in accordance with GAAP, including the portion of rent expense with respect to such period under Capitalized Leases that is treated as interest in accordance with GAAP.
“Consolidated Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated EBITDA for the four consecutive fiscal quarters most recently ended on or prior to such date for which the Company has delivered financial statements pursuant to Section 7.1 to (b) Consolidated Interest Charges for such period.
“Consolidated Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended for which the Company has delivered financial statements pursuant to Section 7.1.
“Consolidated Net Income” shall mean, for any period, for the Company and its Restricted Subsidiaries on a consolidated basis, net income (excluding extraordinary gains but including extraordinary losses, in either case, whether cash or non-cash) for that period.
“Consolidated Total Assets” shall mean, as of any date of determination, an amount equal to the total assets of the Company and its Restricted Subsidiaries, determined on a consolidated basis as of the last day of the fiscal quarter most recently ended for which the Company has delivered financial statements pursuant to Section 7.1.
“Controlled Entity” shall mean any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates. As used in this definition, “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ability to exercise voting power, by contract or otherwise.

“Default” shall mean an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
“Default Rate” shall mean (a) with respect to the Series 2012-A Notes, that rate of interest that is the greater of (1) 2.00% per annum above the rate of interest stated in clause (a) of the first paragraph of the Series 2012-A Notes or (2) 2.00% over the rate of interest publicly announced by Bank of America, N.A. in New York, New York as its “reference” rate and (b) with respect to the Notes of any Series of Additional Notes, as set forth in the Supplement pursuant to which such Series of Notes was issued.
“Disclosure Documents” is defined in Section 5.3.
“Disposition” or “Dispose” shall mean the sale, transfer, lease or other disposition (including any sale and leaseback transaction) of any property by the Company or any Restricted Subsidiary, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Dollar” and “$” shall mean lawful money of the United States.
“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.
“Electronic Delivery” is defined in Section 7.1(a).
“Environmental Laws” shall mean any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code.
“Event of Default” is defined in Section 11.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excess Priority Indebtedness” is defined in Section 10.3.
“Fair Market Value” shall mean, at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell), as reasonably determined in the good faith opinion of the Company’s board of directors.

“Foreign Subsidiary” shall mean any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.
“GAAP” shall mean those generally accepted accounting principles as in effect from time to time in the United States of America. Notwithstanding the foregoing or anything else contained in this Agreement or any Supplement, for purposes of determining compliance with Section 10, (a) Indebtedness shall be measured as it would be measured under GAAP as it existed prior to the time GAAP permitted Indebtedness to be measured by reference to fair value, (b) shall not give effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Staff Position APB14-1 to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (c) equity and income accounts shall not reflect any increases or decreases resulting from or related to a measurement of Indebtedness different than that permitted by this definition.
“Governmental Authority” shall mean
(a)    the government of
(1)    the United States of America or any State or other political subdivision thereof, or
(2)    any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or
(b)    any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guarantee” shall mean, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (2) to purchase or lease property, Securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (3) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (4) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Hazardous Material” shall mean any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.
“holder” shall mean, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 8.7. 12, 17.2 and 18 and any related definitions in this Schedule B, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.
“Immaterial Subsidiary” shall mean, at any time, any Restricted Subsidiary of the Company that is not on such date a Material Subsidiary.
“INHAM Exemption” is defined in Section 6.3(e).
“Indebtedness” shall mean, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (excluding, for the avoidance of doubt, surety bonds, tender bid bonds, customer performance guarantees and similar suretyship obligations issued in the ordinary course of business that are not letters of credit and which in each case, do not constitute a Guarantee of Indebtedness of others);
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)    Capitalized Leases and Off-Balance Sheet Obligations; and
(g)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capitalized Lease or Off-Balance Sheet Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
“Institutional Investor” shall mean (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than $2,000,000 of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form and (d) any Related Fund of any holder of any Note.
“Inventory” shall have the meaning ascribed to such term under GAAP.
“Lien” shall mean, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capitalized Lease, upon or with respect to any property or asset of such Person (including, in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).
“Make-Whole Amount” shall have the meaning (a) set forth in Section 8.8 with respect to the Series 2012-A Notes and (b) set forth in the applicable Supplement with respect to any other Series or tranche of Additional Notes.
“Material” shall mean material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Restricted Subsidiaries, taken as a whole.
“Material Adverse Effect” shall mean a material adverse change in, or material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Restricted Subsidiaries, taken as a whole, or (b) the validity or enforceability of this Agreement, any Subsidiary Guaranty or the Notes.
“Material Subsidiary” shall mean, at any time, (a) each Subsidiary Guarantor and (b) each other Restricted Subsidiary which, together with all other Restricted Subsidiaries of such Restricted Subsidiary, accounts for more than (a) 10% of the consolidated tangible assets of the Company and its Subsidiaries determined as of the last day of the fiscal quarter most recently ended for which the Company has delivered financial statements pursuant to Section 7.1 or (b) 10% of consolidated revenue of the Company and its Subsidiaries for the four consecutive fiscal quarters most recently ended for which the Company has delivered financial statements pursuant to Section 7.1.

“Multiemployer Plan” shall mean any Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).
“NAIC” shall mean the National Association of Insurance Commissioners or any successor thereto.
“NAIC Annual Statement” is defined in Section 6.3(a).
“Notes” is defined in Section 1.
“OFAC” is defined in Section 5.16(a).
“OFAC Listed Person” is defined in Section 5.16(a).
“OFAC Sanctions Program” shall mean any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.ustreas.gov/offices/enforcement/ofac/programs/.
“Off-Balance Sheet Obligation” shall mean (for the avoidance of doubt, excluding operating leases) the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment) or (c) an agreement for the sale of receivables or like assets creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, could be characterized as Indebtedness of such Person (without regard to accounting treatment).
“Officer’s Certificate” shall mean a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
“Pension Plan” shall mean any Plan that is subject to Title IV of ERISA.
“Person” shall mean an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.
“Plan” shall mean an “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Priority Indebtedness” shall mean (without duplication), as of the date of any determination thereof, the sum of (a) all unsecured Indebtedness of Restricted Subsidiaries (including all Guaranties of Indebtedness of the Company) but excluding (1) unsecured Indebtedness owing to the Company or a Wholly-Owned Restricted Subsidiary, (2) unsecured Indebtedness outstanding at the time such Person became a Restricted Subsidiary (other than an Unrestricted Subsidiary which is designated as a Restricted Subsidiary pursuant to Section 9.8), provided that such Indebtedness shall have not been incurred in contemplation of such Person becoming a Restricted Subsidiary and (3) all Guaranties of Indebtedness of the Company under the Bank Credit Agreement by any Restricted Subsidiary which has also guaranteed the Notes pursuant to a Subsidiary Guaranty and (b) all Indebtedness of the Company and its Restricted Subsidiaries secured by Liens other than Indebtedness secured by Liens permitted by subparagraphs (a) through (q), inclusive, of Section 10.4.
“property” or “properties” shall mean, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
“PTE” is defined in Section 6.3(a).
“Purchaser” or “Purchasers” shall mean each of the purchasers whose signatures appear at the end of this Agreement and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.
“QPAM Exemption” is defined in Section 6.3(d).
“Qualified Institutional Buyer” shall mean any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144(a)(1) under the Securities Act.
“Ratable Portion” for any Note shall mean an amount equal to the product of (a) the net proceeds from a sale of assets being applied to the payment or prepayment of Indebtedness pursuant to Section 10.5(b) multiplied by (b) a fraction, the numerator of which is the aggregate outstanding principal amount of such Note and the denominator of which is the aggregate outstanding principal amount of all Senior Indebtedness.
“Related Fund” shall mean, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.
“Repatriation Transaction” shall mean a transaction entered into by a Foreign Subsidiary for the primary purpose of transferring funds theretofore held by such Foreign Subsidiary outside the United States to the Company or a Wholly-Owned Restricted Subsidiary within the United States.
“Required Holders” shall mean, at any time, (a) prior to the Closing Date, the Purchasers and (b) on or after the Closing Date, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” shall mean any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.
“Restricted Payment” shall mean any dividend or other distribution (whether in cash or other tangible property) with respect to any Capital Stock of any Person or any payment (whether in cash or other tangible property), including any redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or of any option, warrant or other right to acquire any such Capital Stock.
“Restricted Subsidiary” shall mean (a) any Subsidiary that is a Subsidiary Guarantor and (b) any other Subsidiary (1) in which at least a majority of the voting securities are owned by the Company and/or one or more Wholly-Owned Restricted Subsidiaries and (2) which the Company has not designated as an Unrestricted Subsidiary on the date of this Agreement or by notice in writing given to the holders of Notes in accordance with the provisions of Section 9.8.
“Sale of Assets Prepayment Date” is defined in Section 8.6(a).
“Sale of Assets Prepayment Event” is defined in Section 8.6(a).
“Sarbanes-Oxley” shall mean the Sarbanes-Oxley Act of 2002, as amended from time to time.
“SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.
“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Senior Financial Officer” shall mean the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of the Company.
“Senior Indebtedness” shall mean, as of any date of determination thereof, all Indebtedness of the Company or a Subsidiary Guarantor other than Subordinated Indebtedness.
“Series” shall mean any series of Notes issued pursuant to this Agreement or any Supplement.
“Series 2012-A Notes” is defined in Section 1.
“Source” is defined in Section 6.3.

“Subordinated Indebtedness” shall mean all unsecured Indebtedness of the Company or a Subsidiary Guarantor which shall contain or have applicable thereto subordination provisions providing for the subordination thereof to other Indebtedness of the Company or such Subsidiary Guarantor.
“Subsidiary” shall mean, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.
“Subsidiary Guarantor” shall mean each Subsidiary which is party to a Subsidiary Guaranty.
“Subsidiary Guaranty” shall mean a subsidiary guaranty agreement in form and substance satisfactory to the Required Holders.
“Successor Entity” is defined in Section 10.6(b)(1).
“Supplement” is defined in Section 2.2(a).
“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” shall mean, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“tranche” shall mean all Notes of a Series having the same maturity, interest rate and schedule for mandatory prepayments.
“Unapplied Proceeds” is defined in Section 10.5(b).
“Unrestricted Subsidiary” shall mean any Subsidiary so designated by the Company on the date of this Agreement or by notice in writing given to the holders of Notes in accordance with the provisions of Section 9.8.
“USA Patriot Act” shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Wholly-Owned Restricted Subsidiary” shall mean, at any time, any Restricted Subsidiary one hundred percent of all of the equity interests (except directors’ qualifying shares and participation certificates held by Mettler-Toledo Pensionkasse) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Restricted Subsidiaries at such time.

DISCLOSURE MATERIALS

1)	Annual report for the Company on Form 10-K for the year ending December 31, 2011, filed on February 13, 2012

2)	Proxy statement for the Company on Form DEF 14A, filed on March 15, 2012

3)	Current report for the Company on Form 8-K for the year 2012, filed on May 3, 2012

4)	Quarterly report for the Company on Form 10-Q for the quarterly period ending March 31, 2012, filed on May 4, 2012

5)	Current report for the Company on Form 8-K for the year 2012, filed on May 8, 2012

6)	Current report for the Company on Form 8-K for the year 2012, filed on July 26, 2012

7)	Quarterly report for the Company on Form 10-Q for the quarterly period ending June 30, 2012, filed on July 27, 2012

SCHEDULE 5.3
(to Note Purchase Agreement)

SUBSIDIARIES OF THE COMPANY, OWNERSHIP OF SUBSIDIARY STOCK

SUBSIDIARY	JURISDICTION OF INCORPORATION	TYPE OF SUBSIDIARY; STOCKHOLDER IF MATERIAL SUBSIDIARY
Mettler-Toledo Limited	Australia	Restricted Subsidiary
Ohaus Australia Pty. Ltd.	Australia	Restricted Subsidiary
Mettler-Toledo Ges.m.b.H.	Austria	Restricted Subsidiary
N.V. Mettler-Toledo	Belgium	Restricted Subsidiary
Mettler-Toledo Finance Ltd.	Bermuda	Restricted Subsidiary
Mettler-Toledo Indústria e Comércio Ltda.	Brazil	Restricted Subsidiary
Mettler-Toledo Inc.	Canada	Restricted Subsidiary
Panzhihua Toledo Electronic Scale Ltd. (Panzhihua)	China	Restricted Subsidiary
Mettler-Toledo (Xinjiang ) Electronic Scale Ltd.	China	Restricted Subsidiary
Mettler-Toledo (Changzhou) Precision Instruments Ltd.	China	Restricted Subsidiary
Mettler-Toledo (Changzhou) Scale & System Ltd.	China	Material Subsidiary-100% Mettler-Toledo (HK) MTCN Limited
Mettler-Toledo (Changzhou) Measurement Technology Ltd.	China	Restricted Subsidiary
Mettler-Toledo Instruments (Shanghai) Co., Ltd.	China	Restricted Subsidiary
Mettler-Toledo International Trading (Shanghai) Co., Ltd.	China	Restricted Subsidiary
Ohaus International Trading (Shanghai) Co., Ltd.	China	Restricted Subsidiary
Ohaus Instruments (Shanghai) Co. Ltd.	China	Restricted Subsidiary
Ohaus Instruments (Changzou) Co. Ltd.	China	Restricted Subsidiary
Mettler-Toledo (Chengdu) Scale & System Ltd	China	Restricted Subsidiary
Mettler-Toledo d.o.o.	Croatia	Restricted Subsidiary
Mettler-Toledo spol. s.r.o.	Czech Republic	Restricted Subsidiary
Mettler-Toledo A/S	Denmark	Restricted Subsidiary
Mettler-Toledo Holding (France) SAS	France	Restricted Subsidiary
Mettler-Toledo SAS	France	Restricted Subsidiary
Mettler-Toledo EPEC SAS	France	Restricted Subsidiary
Mettler-Toledo Analyse Industrielle SAS	France	Restricted Subsidiary
Mettler-Toledo (Albstadt) GmbH	Germany	Restricted Subsidiary
Mettler-Toledo Management Holding Deutschland GmbH	Germany	Material Subsidiary -- 100% Mettler-Toledo Holding AG
Pharmacontrol Electronic GmbH	Germany	Restricted Subsidiary
Mlibokus Industrie-Electronik GmbH	Germany	Restricted Subsidiary
Mettler-Toledo Garvens GmbH	Germany	Restricted Subsidiary
Getmore Ges. für Marketing & Media Service mbH	Germany	Restricted Subsidiary
Mettler-Toledo GmbH	Germany	Material Subsidiary -- 100% Mettler-Toledo Management Holding Deutschland GmbH

SCHEDULE 5.4
(to Note Purchase Agreement)

SUBSIDIARY	JURISDICTION OF INCORPORATION	TYPE OF SUBSIDIARY; STOCKHOLDER IF MATERIAL SUBSIDIARY
Mettler-Toledo (Gibraltar) MTCS Holding Ltd.	Gibraltar	Restricted Subsidiary
Mettler-Toledo (Gibraltar) MTCN Holding Ltd.	Gibraltar	Restricted Subsidiary
Mettler-Toledo (Gibraltar) MTCZ Holding Ltd.	Gibraltar	Restricted Subsidiary
Mettler-Toledo (Gibraltar) Company Ltd.	Gibraltar	Restricted Subsidiary
Mettler-Toledo (HK) Ltd.	Hong Kong	Restricted Subsidiary
Mettler-Toledo (HK) Holding Ltd.	Hong Kong	Restricted Subsidiary
Mettler-Toledo (HK) MTCN Ltd.	Hong Kong	Material Subsidiary-100% Mettler-Toledo AG
Mettler-Toledo (HK) MTCS Ltd.	Hong Kong	Restricted Subsidiary
Mettler-Toledo (HK) MTCZ Ltd.	Hong Kong	Restricted Subsidiary
Ohaus (Hong Kong) Limited	Hong Kong	Restricted Subsidiary
Mettler-Toledo Kereskedelmi Kft.	Hungary	Restricted Subsidiary
Mettler-Toledo India Private Limited	India	Restricted Subsidiary
Ohaus India Private Limited	India	Restricted Subsidiary
Mettler-Toledo S.p.A.	Italy	Restricted Subsidiary
Mettler-Toledo K.K.	Japan	Restricted Subsidiary
Mettler-Toledo Central Asia (Branch of MTIAG)	Kazakhstan	Restricted Subsidiary
Mettler-Toledo Kazakhstan	Kazakhstan	Restricted Subsidiary
Mettler-Toledo (Korea) Ltd.	Korea	Restricted Subsidiary
Mettler-Toledo Luxembourg S.a.r.l.	Luxembourg	Restricted Subsidiary
Mettler-Toledo (M) Sdn. Bhd.	Malaysia	Restricted Subsidiary
Ohaus (SEA) Sdn. Bhd.	Malaysia	Restricted Subsidiary
Mettler-Toledo Services Asia-Pac Sdn. Bhd.	Malaysia	Restricted Subsidiary
Mettler-Toledo S.A. de C.V.	Mexico	Restricted Subsidiary
Ohaus de México S.A. de C.V.	Mexico	Restricted Subsidiary
Gelan Detectiesystemen B.V.	Netherlands	Restricted Subsidiary
Gelan Holding B.V.	Netherlands	Restricted Subsidiary
Mettler-Toledo B.V.	Netherlands	Material Subsidiary -- 100% Mettler-Toledo Netherlands Investment II, LLC
Mettler-Toledo Product Inspection B.V.	Netherlands	Restricted Subsidiary
Mettler-Toledo Cargoscan AS	Norway	Restricted Subsidiary
Mettler-Toledo A/S	Norway	Restricted Subsidiary
Mettler-Toledo Sp.z.o.o.	Poland	Restricted Subsidiary
ZAO Mettler-Toledo Vostok	Russian Federation	Restricted Subsidiary
Representation Office (Part of MTG)	Russian Federation	Restricted Subsidiary
Mettler-Toledo (S) Pte. Ltd.	Singapore	Restricted Subsidiary
Mettler-Toledo s.r.o.	Slovak Republic	Restricted Subsidiary
Mettler-Toledo d.o.o.	Slovenia	Restricted Subsidiary
Mettler-Toledo S.A.E.	Spain	Restricted Subsidiary
Mettler-Toledo AB	Sweden	Restricted Subsidiary

5.4-2

SUBSIDIARY	JURISDICTION OF INCORPORATION	TYPE OF SUBSIDIARY; STOCKHOLDER IF MATERIAL SUBSIDIARY
Mettler-Toledo (Schweiz) GmbH	Switzerland	Restricted Subsidiary
Mettler-Toledo AG	Switzerland
Material Subsidiary --
Shareholders:
65.3% Mettler-Toledo Holding AG, 6.3% Mettler-Toledo (Gibraltar) MTCS Holding Ltd., 16.7% Mettler-Toledo (Gibraltar) MTCN Holding Ltd., 11.7% Mettler-Toledo (Gibraltar) MTCZ Holding Ltd.

Mettler-Toledo Holding AG	Switzerland	Material Subsidiary -- 90% Mettler-Toledo B.V., 10% Mettler-Toledo, Inc.
Mettler-Toledo Instrumente AG	Switzerland	Restricted Subsidiary
Mettler-Toledo International Inc., Greifensee Branch	Switzerland	Restricted Subsidiary
Mettler-Toledo Logistik GmbH	Switzerland	Restricted Subsidiary
Mettler-Toledo Logistik International GmbH	Switzerland	Restricted Subsidiary
Mettler-Toledo Pac Rim AG	Switzerland	Restricted Subsidiary
Mettler-Toledo OnLine GmbH	Switzerland	Restricted Subsidiary
Microwa AG	Switzerland	Restricted Subsidiary
Ohaus Europe GmbH	Switzerland	Restricted Subsidiary
Mettler-Toledo Pac Rim AG, Taiwan Branch	Taiwan	Restricted Subsidiary
Mettler-Toledo (Thailand) Ltd.	Thailand	Restricted Subsidiary
Ohaus Indochina Limited	Thailand	Restricted Subsidiary
Mettler-Toledo TR Olcum Aletleri Ticaret Satis ve Servis Hizmetleri Anonim Sirketi	Turkey	Restricted Subsidiary
Mettler-Toledo Ukraina	Ukraine	Restricted Subsidiary
Mettler-Toledo Safeline X-Ray Limited	United Kingdom	Restricted Subsidiary
Mettler-Toledo UK Holdings Limited	United Kingdom	Restricted Subsidiary
Mettler-Toledo Safeline Limited	United Kingdom	Restricted Subsidiary
Mettler-Toledo Ltd.	United Kingdom	Restricted Subsidiary
Ohaus UK Ltd.	United Kingdom	Restricted Subsidiary
Anachem Limited	United Kingdom	Restricted Subsidiary
Triton Technology Limited	United Kingdom	Restricted Subsidiary
Ohaus Corporation [New Jersey]	United States	Restricted Subsidiary
Rainin Instrument, LLC [Delaware]	United States	Restricted Subsidiary

5.4-3

SUBSIDIARY	JURISDICTION OF INCORPORATION	TYPE OF SUBSIDIARY; STOCKHOLDER IF MATERIAL SUBSIDIARY
Mettler-Toledo, LLC. [Delaware]	United States	Material Subsidiary -- 100% Mettler-Toledo International Inc.
Mettler-Toledo Ingold, Inc. [Massachusetts]	United States	Restricted Subsidiary
Mettler-Toledo Thornton, Inc. [Massachusetts]	United States	Restricted Subsidiary
Mettler-Toledo AutoChem, Inc. [Delaware]	United States	Restricted Subsidiary
Mettler-Toledo International Inc., Wilmington, Delaware	United States	Restricted Subsidiary
Mettler-Toledo Global Holdings, LLC	United States	Material Subsidiary -- 100% Mettler-Toledo International Finance, Inc.
Mettler-Toledo International Finance, Inc. [Delaware]	United States	Material Subsidiary -- 100% Mettler-Toledo, LLC.
Mettler-Toledo Vietnam Limited Liability Company	Vietnam	Restricted Subsidiary

5.4-4

FINANCIAL STATEMENTS

1)	Financial statements contained in the Company's Annual Report on Form 10-K for the year ending December 31, 2011

2)	Financial statements contained in the Company's Annual Report on Form 10-K for the year ending December 31, 2010

3)	Financial statements contained in the Company's Annual Report on Form 10-K for the year ending December 31, 2009

4)	Financial statements contained in the Company's Annual Report on Form 10-K for the year ending December 31, 2008

5)	Financial statements contained in the Company's Annual Report on Form 10-K for the year ending December 31, 2007

SCHEDULE 5.5
(to Note Purchase Agreement)

EXISTING INDEBTEDNESS; FUTURE LIENS

(A)	EXISTING DEBT

(1)	Existing Debt with an outstanding principal balance in excess of $10,000,000:

Agreement	Outstanding principal balance as of August 31, 2012	Collateral	Guarantee
1.Credit Agreement dated December 20, 2011,
by and among Mettler-Toledo International Inc., Mettler-Toledo Holding AG, Mettler-Toledo
Management Holding Deutschland GmbH, Mettler-Toledo B.V., Mettler-Toledo AG, Mettler-Toledo Finance Ltd., Mettler-Toledo Luxembourg s.a.r.l., and Mettler-Toledo Global Holdings LLC, together with certain other subsidiaries of Mettler-Toledo International, Inc that may become parties thereto from time to time, JPMorgan Chase Bank, N.A., Bank of America,N.A., the Bank of Tokyo-Mitsubishi UFJ, Ltd., U.S. Bank National Association and Wells Fargo Bank, N.A., and the lenders party thereto from time to time
	$298.5MM	None	None
2.Senior notes dated June 25, 2009 between Mettler-Toledo International Inc., Connecticut General Life Insurance Company, The Lincoln National Life Insurance Co., Lincoln Life and Annuity Company of New york, C.M. Life insurance Co., Massachusetts Mutual Life Insurance Company, Mass Mutual Asia Limited, American Investors Life Insurance Company Aviva Life and Annuity Company, Bankers Life and Casualty Company, Conseco Life Insurance Company, Conseco Health Insurance Company and Colonial Penn Life Insurance Company
	$100.0MM	None	None
3.Credit Agreement dated July 20, 2012 by and among Mettler-Toledo (Changzhou) Measurement Technology Ltd., and Bank of Tokyo Mitsubishi UFJ	$25.2MM	None	None
AGGREGATE AMOUNT	$423.7MM

SCHEDULE 5.15
(to Note Purchase Agreement)

(2)	Aggregate principal amount of all outstanding indebtedness having an outstanding principal balance of $10,000,000 or less: $10.7MM

(B)	FUTURE LIENS:

None
__________

5.15-2

EXISTING LIENS
Swiss Mortgages of Mettler-Toledo AG

Grundstück in Blatt	Grundbuchamt /	Pfandsumme /	Letzte	Bemerkungen/Notes(1)
Nr. / Land	Erstellungsdatum Land	Mortgage CHF	Aenderungen/
	Registry / Creation Date		Changes
Greifensee, 1246,	Uster Serie C04828/7.7.66	5'000'000.--	20.09.2001	1. Pfandstelle
625, 626
Greifensee, 1246,	Uster Serie C53870/13.12.72	5'000'000.--	20.09.2001	1. Pfandstelle
625, 626
Greifensee, 1246,	Uster Serie C53869/13.12.72	5'000'000.--	20.09.2001	1. Pfandstelle
625, 626
Greifensee, 1246,	Uster Serie D39095/17.7.80	16'500'000.--	20.09.2001	1. Pfandstelle
625, 626
Greifensee, 1246,	Uster Serie A61414/2.10.96	6'500'000.--	20.09.2001	2. Pfandstelle
625, 626
Uster, 7242, 7243	Uster, 15.4.1981	15'000'000.--	25.09.2007	1. Pfandstelle
Uster, 7242, 7243	Uster, 15.4.1981	15'000'000.--	25.09.2007	1. Pfandstelle
U ster, 7242, 7243	Uster, 2.10.1996	8'000'000.--	25.09.2007	2. Pfandstelle
Urdorf, 1455	Schlieren, Serie	3'000'000.-	7/8/1984	1. Pfandstelle
	C23002/7.1.69
Urdorf, 1455	Schlieren, Serie	1'700'000.--	7/8/1984	2. Pfandstelle
	C56438/l 5.1.73
Urdorf, 1822	Schlieren, Serie	500'000.--	7/8/1984	2. Pfandstelle
	C77811/7.11.74
Urdorf, 1822	Schlieren, Serie	500'000.--	23.03.1976	1. Pfandstelle
	C74332/25.9.74
Urdorf, 1822	Schlieren, Serie	500'000.--	7/8/1984	3. Pfandstelle
	C77910/5.2.75
Urdorf, 1823	Schlieren, Serie C77828	1'200'000.--	7/8/1984	1. Pfandstelle
Uznach, 921	Uznach, 2196/265/9.10.1996	9'000'000.--	9/10/1996	1. pfandstelle
(l)The term “Pfandstelle” means “mortgage” and the numerals “1”, “2” and “3” refer to first, second and third mortgages on the same property, respectively.

SCHEDULE 10.4
(to Note Purchase Agreement)

FORM OF SERIES 2012-A SENIOR NOTE

METTLER-TOLEDO INTERNATIONAL INC.

3.67% Series 2012-A Senior Note due December 17, 2022
No. R-__________    _____________ __, 20__
$__________    PPN 592688 A@4

For Value Received, the undersigned, METTLER-TOLEDO INTERNATIONAL INC. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to _____________________ or registered assigns, the principal sum of ______________ DOLLARS (or so much thereof as shall not have been prepaid) on December 17, 2022 (the “Maturity Date”) with interest (computed on the basis of a 360‑day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 3.67% per annum from the date hereof, payable semiannually, on the 17th day of June and December in each year, commencing with the June 17th or December 17th next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on the unpaid balance hereof and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 5.67% and (ii) 2.00% over the rate of interest publicly announced by Bank of America, N.A., from time to time in New York, New York as its “reference” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).
Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of Bank of America, N.A. in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
This Note is one of the Series 2012-A Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of October [10], 2012 (as from time to time amended, supplemented or modified, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Sections 6.2 and 6.3 of the Note Purchase Agreement, provided, that such holder may (in reliance upon information provided by the Company, which shall not be unreasonably withheld) make a representation to the effect that the purchase by any holder of any Note will not constitute a non-exempt prohibited transaction under Section 406(a) of ERISA. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

EXHIBIT 1
(to Note Purchase Agreement)

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
This Note is subject to prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.
If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.
This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

METTLER-TOLEDO INTERNATIONAL INC.

By
Name:
Title:

E-1-2

FORM OF OPINION OF SPECIAL COUNSEL
TO THE COMPANY

The closing opinion of Milbank, Tweed, Hadley & McCloy LLP, special counsel for the Company, which is called for by Section 4.4(a) of the Agreement, shall be dated the Closing Date and addressed to each Purchaser, shall be satisfactory in scope and form to each Purchaser and shall be to the effect that:
(1)The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Disclosure Documents.

(2)The Company has the corporate power and authority to execute, deliver and perform its obligations under the Note Purchase Agreement and the Series 2012-A Notes.

(3)Each of the Domestic Subsidiaries listed in Schedule B to the opinion is validly existing as a corporation or limited liability company, as the case may be, in good standing under the laws of the State of Delaware.

(4)The Note Purchase Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(5)The Series 2012-A Notes have been duly authorized, executed and delivered by the Company and, when paid for by the Purchasers in accordance with the terms of the Note Purchase Agreement, will be legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except in each case: (a) as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or similar laws relating to or affecting creditors' rights generally; and (b) as the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing.

(6)No Governmental Approval is required for the Company to execute, deliver and perform its obligations under the Note Purchase Agreement and for the Company to issue the Series 2012-A Notes and for the sale of the Series 2012-A Notes by the Company to you under the Note Purchase Agreement, except such as have been made or obtained prior to the date hereof or as may be required under state securities or “blue sky” laws of any jurisdiction, as to which we express no opinion.

(7)None of the execution or delivery by the Company of and the performance by the Company of its obligations under of the Note Purchase Agreement and the Series 2012-A Notes and the issuance and sale of the Series 2012-A Notes by the Company to you under the Note Purchase

EXHIBIT 4.4(a)
(to Note Purchase Agreement)

Agreement (i) results in a breach or violation of the restated certificate of incorporation or by-laws of the Company or (ii) constitutes a breach or violation of, or a default under, or results in the imposition of any lien, charge or encumbrance upon any property or assets of the Company under any agreement or other instrument binding upon the Company that is listed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2011 or its Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, or (iii) to any Applicable Law provided, however that we express no opinion with respect to any contravention or creation or imposition of any liens arising under or based upon any cross-default provision insofar as such violation relates to a default under an agreement or instrument that is not an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2011 or its Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, or based upon any covenant of a financial or numerical nature requiring computation.

(8)    The Company is not required to, and, immediately after giving effect to the issuance and sale of the Series 2012-A Notes will not be required to, register as an “investment company” under the Investment Company Act of 1940, as amended.

(9)    The issuance of the Series 2012-A Notes under the Note Purchase Agreement and the use of the proceeds of the sale of the Series 2012-A Notes as provided therein do not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(10)    Assuming the accuracy of, and compliance with, the Purchasers' representations, warranties and agreements contained in Sections 6.1 and 6.2 of the Note Purchase Agreement and the letter from Bank of America as placement agent dated as of the date hereof, regarding the manner of offering the Series 2012-A Notes, the offer, sale and delivery of the Series 2012-A Notes by the Company to the Purchasers in the manner contemplated by the Note Purchase Agreement does not require registration under the Securities Act of 1933, as amended (it being understood that we express no opinion in this paragraph as to any subsequent resale of any Series 2012-A Notes), and no indenture is required to be qualified under the Trust Indenture Act of 1939, as amended.

For the purposes of this opinion, (i) the term “Applicable Law” means laws, rules and regulations of any Governmental Authority which, in our experience, are normally applicable to the type of transactions contemplated by the Purchase Agreement, the Delaware General Corporation Law and the Delaware Limited Liability Company Act; (ii) the term “Governmental Authority” means any United States federal or State of New York administrative, judicial or other governmental agency, authority, tribunal or body; and (iii) the term “Governmental Approval” means any consent, authorization, approval or order of, or registration, qualification or filing with, any Governmental Authority under Applicable Law.

The opinion Milbank, Tweed, Hadley & McCloy LLP shall cover such other matters relating to the sale of the Series 2012-A Notes as any Purchaser may reasonably request and shall provide that (i) subsequent holders of the Series 2012-A Notes may rely upon such opinion and (ii) such opinion may be provided to Governmental Authorities including, without limitation, the NAIC. With respect to matters of fact on which such opinion is based, such counsel shall be entitled to rely on appropriate certificates of public officials and officers of the Company.

E-4.4(a)-2

FORM OF OPINION OF SPECIAL COUNSEL
TO THE PURCHASERS
The opinion of Schiff Hardin LLP, special counsel to the Purchasers, called for by Section 4.4(b) of the Agreement, shall be dated the Closing Date and addressed to the Purchasers, shall be satisfactory in form and substance to the Purchasers and shall be to the effect that:
1.    The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.
2.    The Agreement and the Series 2012-A Notes being delivered on the Closing Date constitute the legal, valid and binding contracts of the Company, enforceable against the Company in accordance with its terms.
3.    The issuance, sale and delivery of the Series 2012-A Notes being delivered on the Closing Date under the circumstances contemplated by this Agreement do not, under existing law, require the registration of such Series 2012-A Notes under the Securities Act or the qualification of an indenture under the Trust Indenture Act of 1939, as amended.
The opinion of Schiff Hardin LLP shall also state that the opinion of Milbank, Tweed, Hadley & McCloy LLP is satisfactory in scope and form to Schiff Hardin LLP and that, in their opinion, the Purchasers are justified in relying thereon.
In rendering the opinion set forth in paragraph 1 above, Schiff Hardin LLP may rely, as to matters referred to in paragraph 1, solely upon an examination of the Certificate of Incorporation certified by, and a certificate of good standing of the Company from, the Secretary of State of the State of Delaware. The opinion of Schiff Hardin LLP is limited to the laws of the State of New York and the federal laws of the United States.
With respect to matters of fact upon which such opinion is based, Schiff Hardin LLP may rely on appropriate certificates of public officials and officers of the Company and upon representations of the Company and the Purchasers delivered in connection with the execution and delivery of the Agreement.

EXHIBIT 4.4(b)
(to Note Purchase Agreement)

METTLER-TOLEDO INTERNATIONAL INC.

[NUMBER] SUPPLEMENT TO NOTE PURCHASE AGREEMENT

Dated as of ________ __, 20__

Re:    $____________ _____% Series _______ Senior Notes,
[Tranche __,] due ________ __, 20__

EXHIBIT S
(to Note Purchase Agreement)

METTLER-TOLEDO INTERNATIONAL INC.
1900 Polaris Parkway
Columbus, OH 43240

Dated as of
________ __, 20__

TO THE PURCHASERS LISTED IN
THE ATTACHED SCHEDULE A
Ladies and Gentlemen:
This [Number] Supplement to Note Purchase Agreement (this “Supplement”) is between METTLER-TOLEDO INTERNATIONAL INC., a Delaware corporation (the “Company”), and the institutional investors named on Schedule A attached hereto (the “Purchasers”).
Reference is hereby made to that certain Note Purchase Agreement dated as of October 10, 2012 (the “Note Purchase Agreement”) between the Company and the purchasers listed on Schedule A thereto. All capitalized terms not otherwise defined herein shall have the same meaning as specified in the Note Purchase Agreement. Reference is further made to Section 2.2(c)(2) of the Note Purchase Agreement which requires that, prior to the delivery of any Additional Notes, the Company and each Additional Purchaser shall execute and deliver a Supplement.
The Company hereby agrees with the Purchaser(s) as follows:
1.    The Company has authorized the issue and sale of $__________ aggregate principal amount of its _____% Series ______ [, Tranche __,] Senior Notes due ________ __, 20__ (the “Series ______ Notes”). The Series ____ Notes, together with the [Series 2012-A] Notes [and the Series ____ Notes] initially issued pursuant to the Note Purchase Agreement and the _________ Supplement, respectively, and each series of Additional Notes which may from time to time hereafter be issued pursuant to the provisions of Section 2.2 of the Note Purchase Agreement, are collectively referred to as the “Notes” (such term shall also include any such notes issued in substitution therefor pursuant to Section 13 of the Note Purchase Agreement). The Series _____ Notes shall be substantially in the form set out in Exhibit 1 hereto with such changes therefrom, if any, as may be approved by the Purchasers and the Company.
2.    Subject to the terms and conditions hereof and as set forth in the Note Purchase Agreement and on the basis of the representations and warranties hereinafter set forth, the Company will issue and sell to each Purchaser, at the Closing provided for in Section 3, and each Purchaser will purchase from the Company, Series _____ Notes in the principal amount specified opposite

E-S-1

such Purchaser’s name in Schedule A hereto at a price of 100% of the principal amount thereof. The obligations of each Purchaser hereunder are several and not joint obligations and no Purchaser shall have any obligation or any liability to any Person for the performance or nonperformance by any other Purchaser hereunder.
3.    The sale and purchase of the Series ______ Notes to be purchased by each Purchaser shall occur at the offices of [Schiff Hardin LLP, 666 Fifth Avenue, Suite 1700, New York, New York 10103] at 11:00 a.m. New York, New York time, at a closing (the “Closing”) on ________ __, 20__ or on such other Business Day thereafter on or prior to _______, 20__ as may be agreed upon by the Company and the Purchasers. At the Closing, the Company will deliver to each Purchaser the Series ______ Notes to be purchased by such Purchaser in the form of a single Series ______ Note (or such greater number of Series ______ Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of such Purchaser’s nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company. If, at the Closing, the Company shall fail to tender such Series ______ Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to any Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Supplement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.
4.    The obligation of each Purchaser to purchase and pay for the Series ______ Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to the Closing, of the conditions set forth in Section 4 of the Note Purchase Agreement with respect to the Series ______ Notes to be purchased at the Closing, and to the following additional conditions:
(a)    Except as supplemented, amended or superseded by the representations and warranties set forth in Exhibit A hereto, each of the representations and warranties of the Company set forth in Section 5 of the Note Purchase Agreement shall be true and correct as of the date of the Closing and the Company shall have delivered to each Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that such condition has been fulfilled.
(b)    Contemporaneously with the Closing, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Series __ Notes to be purchased by it at the Closing as specified in Schedule A.
5.    [Here insert special provisions for Series ______ Notes including prepayment provisions applicable to Series ______ Notes (including Make-Whole Amount) and closing conditions applicable to Series ______ Notes].

E-S-2

6.    Each Purchaser represents and warrants that the representations and warranties set forth in Section 6 of the Note Purchase Agreement are true and correct on the date hereof with respect to the purchase of the Series ______ Notes by such Purchaser.
7.    The Company and each Purchaser agree to be bound by and comply with the terms and provisions of the Note Purchase Agreement as fully and completely as if such Purchaser were an original signatory to the Note Purchase Agreement.
8.    All references in the Note Purchase Agreement and all other instruments, documents and agreements relating to, or entered into in connection with the foregoing documents and agreements, to the Note Purchase Agreement shall be deemed to refer to the Note Purchase Agreement, as supplemented by this __________ Supplement.
9.    Except as expressly supplemented by this __________ Supplement, all terms and provisions of the Note Purchase Agreement remain unchanged and continue, unabated, in full force and effect and the Company hereby reaffirms its obligations and liabilities under the Note Purchase Agreement.
10.    This __________ Supplement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
11.    Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
12.    All covenants and other agreements contained in this __________ Supplement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.
13.    This __________ Supplement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

E-S-3

The execution hereof shall constitute a contract between the Company and the Purchasers for the uses and purposes hereinabove set forth.

METTLER-TOLEDO INTERNATIONAL INC.

By
Name:
Title:

Accepted as of ________ __, 20___

[VARIATION]

By
Name:
Title:

E-S-4

INFORMATION RELATING TO PURCHASERS

Name and Address of Purchaser	PRINCIPAL AMOUNT OF SERIES ______ NOTES TO BE PURCHASED
[NAME OF PURCHASER]	$
(1) All payments by wire transfer of immediately available funds to: with sufficient information to identify the source and application of such funds.
(2) All notices of payments and written confirmations of such wire transfers:
(3) All other communications:

SCHEDULE A
(to ______ Supplement to Note Purchase Agreement)

E-S-5

SUPPLEMENTAL REPRESENTATIONS
The Company represents and warrants to each Purchaser that except as hereinafter set forth in this Exhibit A, each of the representations and warranties set forth in Section 5 of the Note Purchase Agreement is true and correct in all material respects as of the date hereof with respect to the Series ______ Notes with the same force and effect as if each reference to “Series 2012-A Notes” set forth therein was modified to refer the “Series ______ Notes,” each reference to “this Agreement” therein was modified to refer to “the Note Purchase Agreement as supplemented by the _______ Supplement” and each reference to “the Purchasers” set forth therein was modified to refer to “the institutional investors named on Schedule A to the _______ Supplement.” The Section references hereinafter set forth correspond to the similar sections of the Note Purchase Agreement which are supplemented hereby:
Section 5.3    Disclosure. [The Company, through its agent, [Merrill Lynch, Pierce, Fenner & Smith Incorporated] has delivered to each Purchaser a copy of a [Private Placement Memorandum], dated ____________ (the “Memorandum”), relating to the transactions contemplated by the ______ Supplement.] The Memorandum fairly describes, in all material respects, the general nature of the business and principle properties of the Company and its Subsidiaries. The Note Purchase Agreement, the _______ Supplement, the Memorandum and the documents, certificates or other writings delivered or otherwise made available to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby and identified in Schedule 5.3 to the ______ Supplement and the financial statements listed in Schedule 5.5 to the _____ Supplement (the Note Purchase Agreement, the _______ Supplement, the Memorandum and such documents, certificates or other writings and financial statements delivered to each Purchaser prior to _______ __, 20__* being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents since ____________, there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.
Section 5.4    Organization and Ownership of Shares of Subsidiaries. Schedule 5.4 to the ______ Supplement contains (except as noted therein) complete and correct lists of the Company’s Restricted and Unrestricted Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization and, with respect to each Material Subsidiary, the percentage of
* Insert the date of circle.

EXHIBIT A
(to ____ Supplement to Note Purchase Agreement)

E-S-6

shares of each class of its Capital Stock outstanding owned by the Company and each other Subsidiary.
Section 5.5    Financial Statements; Material Liabilities. The Company has delivered or otherwise made available to each Purchaser copies of the consolidated financial statements of the Company and its Subsidiaries listed on Schedule 5.5 to the __________ Supplement. All of said financial statements (including in each case the related schedules and notes) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.
Section 5.13     Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Series __ Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than ______ other Institutional Investors of the type described in clause (c) of the definition thereof, each of which has been offered the Series ______ Notes a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.
Section 5.14    Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Series ______ Notes to ______________________________ and for other general corporate purposes of the Company. No part of the proceeds from the sale of the Series ______ Notes pursuant to the _____ Supplement will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than __% of the value of the consolidated total assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than __% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

E-S-7

Section 5.15    Existing Indebtedness. Except as described therein, Schedule 5.15 to the __________ Supplement sets forth, as of _______________, (1) a complete and correct list of all outstanding Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary) having an outstanding principal balance in excess of $10,000,000 (or its equivalent in the relevant currency of payment) (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guarantee thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of such Indebtedness of the Company or its Restricted Subsidiaries and (2) the aggregate principal amount of outstanding Indebtedness of the Company and its Restricted Subsidiaries in respect of obligations that, individually, have an outstanding principal balance of $10,000,000 (or its equivalent in the relevant currency of payment) or less, since which date there has been no Material change in the aggregate amount thereof. Neither the Company nor any Restricted Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Restricted Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Restricted Subsidiary having an outstanding principal amount in excess of $10,000,000 (or its equivalent in the relevant currency of payment) that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
[Add any additional Sections as appropriate at the time the Series ______ Notes are issued]

E-S-8

FORM OF SERIES 20__-_ [TRANCHE __,] SENIOR NOTE

METTLER-TOLEDO INTERNATIONAL INC.

__% Series 20__‑__ [, Tranche __], Senior Note, due ________ __, 20__

No. 20__-__R-_______    ________ __, 20__
$__________    PPN _________
FOR VALUE RECEIVED, the undersigned, METTLER-TOLEDO INTERNATIONAL INC. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to _____________________ or registered assigns, the principal sum of ______________ DOLLARS (or so much thereof as shall not have been prepaid) on ________ __, 20__ (the “Maturity Date”) with interest (computed on the basis of a 360‑day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of ____% per annum from the date hereof, payable [semiannually], on the ____ day of _______ and _________ in each year, commencing with the _______ __ or _______ __ next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on the unpaid balance hereof and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) ___% and (ii) ____% over the rate of interest publicly announced by [Bank of America, N.A.], from time to time in New York, New York as its “reference” rate, payable [semiannually] as aforesaid (or, at the option of the registered holder hereof, on demand).
Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of Bank of America, N.A. in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
This Note is one of the Series 20__‑__ [, Tranche __,] Senior Notes, (herein called the “Notes”) issued pursuant to the __________ Supplement dated as of __________ (the “Supplement”) which supplements that certain Note Purchase Agreement dated as of October 10, 2012 (as from time to time amended, supplemented or otherwise modified, the “Note Purchase Agreement”), originally between the Company and the respective Purchasers named therein and is entitled to the benefits of the Note Purchase Agreement. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Sections 6.2 and 6.3 of the Note Purchase Agreement; provided, that such holder may (in reliance upon information provided by the Company, which shall not be unreasonably withheld) make a representation to the effect that the purchase by any holder of any Note will not constitute a non-exempt prohibited transaction under Section 406

EXHIBIT 1
(to _____ Supplement to Note Purchase Agreement)

E-S-9

(a) of ERISA. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.
This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
[The Company will make required prepayments of principal on the dates and in the amounts specified in the Supplement.] [This Note is not subject to regularly scheduled prepayments of principal.] This Note is [also] subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Supplement and/or the Note Purchase Agreement, but not otherwise.
If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.
This Note shall be construed and enforced in accordance with, and the rights of the issuer and holder hereof shall be governed by, the law of the State of New York excluding choice‑of‑law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

METTLER-TOLEDO INTERNATIONAL INC.

By
Name:
Title:

E-S-10